Exhibit 2.1

PURCHASE AGREEMENT

Parties:	The Providence Service Corporation
a Delaware corporation (“Buyer”)
5524 East Fourth Street
Tucson, Arizona 85711

Children’s Behavioral Health, Inc.
a Pennsylvania business corporation (“CBH”)
College Park Plaza, Suite 204
Johnstown, PA 15905

Nulton Diagnostic & Treatment Center, P.C.
a Pennsylvania professional corporation (“NDTC”)
College Park Plaza, Suite 204
Johnstown, PA 15905

Larry J. Nulton, Ph.D. (“Shareholder”)

Dated as of: June 13, 2005

Background: Shareholder owns all of the equity interests in CBH and NDTC. Prior to the consummation of the Transaction (as defined below), NDTC shall contribute all of the assets, of and relating to, the Business (as defined in Section 1) to CBH (the “Contribution”) pursuant to the terms of the Contribution Agreement. Subsequent to the Contribution, Buyer desires to purchase, and Shareholder desires to sell, good and marketable title in and to all of Shareholder’s interests in CBH (“Equity Interests”) free and clear of any Encumbrances, upon the terms and conditions set forth in this Agreement (the sale of equity and the Contribution is referred to herein as the “Transaction”). Prior to the Contribution, NDTC was engaged in the Business and on and subsequent to the Contribution, CBH will be engaged in the Business. NDTC and CBH are referred to herein collectively as the “Companies” and individually as a “Company.”

Prior to the Contribution, the Business was a division of NDTC’s overall operatations. Following Closing, NDTC will continue to operate its businesses (other than the Business) subject to the terms and conditions of Section 9.5 herein. Neither the name “Nulton Diagnostic & Treatment Center, P.C.” nor “Nulton” or any combination thereof is being contributed to CBH.

The employees of NDTC involved in the Business (who are further described in Section 3.15 herein) will, at Closing, be terminated by NDTC and will be offered employment by CBH.

Intending to be legally bound, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1 “Accounting Firm” shall have the meaning set forth in Section 2.2.3.5.

1.2 “Accounts Receivable” means: (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature generally considered an accounts receivable under GAAP, and provided that such Accounts Receivable is related to the Business.

1.3 “Actual Capital Expenditures” shall have the meaning set forth in Section 6.5 herein.

1.4 “Actual Working Capital” shall have the meaning given to such term in Section 2.2.3.2.

1.5 “Actual Working Capital Dispute Notice” shall have the meaning given to such term in Section 2.2.3.3 herein.

1.6 “Actual Working Capital Statement” shall have the meaning given to such term in Section 2.2.3.2 herein.

1.7 “Ancillary Documents” shall have the meaning given to such term in Section 12.4 herein.

1.8 “Asset” means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies; and provided that such Assets are related to the Business.

1.9 “Business” shall mean the business of the provision of any of the following services or combination thereof: (i) Behavioral Health Rehabilitation Services (“BHRS”) programs that have been or are being provided by Nulton Diagnostic & Treatment Center, P.C. and/or Children’s Behavioral Health, Inc. (ii) the following services for children: mobile therapy, in-home counseling/therapy intensive in-home family therapy and counseling, family preservation programs, wraparound services, school-based services, mentoring, 1:1 and group in-school behavioral monitoring and (iii) the partial hospitalization program services that have been or are being provided by Nulton Diagnostic & Treatment Center, P.C. and/or Children’s Behavioral Services, Inc. located at 320 Eisenhower Boulevard, Johnstown, Pennsylvania 15905.

1.10 “Buyer” shall have the meaning set forth in the preamble.

1.11 “Cash Assets” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of NDTC; provided such Cash Assets are related to the Business.

1.12 “CBH” shall have the meaning set forth in the preamble.

1.13 “CBH Intangibles” means any Intangible that is used, held for use, marketed, maintained, supported, operated, under development or design, licensed, or with respect to which rights are granted in connection with, related to, pursuant to, in the conduct of, or as part of the Business, or any Intangible that is owned, in whole or in part, solely or jointly with one or more other Persons, by CBH. The CBH Intangibles do not include the name “Nulton Diagnostic & Treatment Center, P.C.”, “Nulton” or any combination thereof.

1.14 “CBH Web Sites” shall have meaning given to such term in Section 3.13.9 herein.

1.15 “CERCLA” shall have the meaning set forth in Section 3.21 herein.

1.16 “Closing” shall have the meaning given to such term in Section 5.1 herein.

1.17 “Closing Date” shall have the meaning given to such term in Section 5.1 herein.

1.18 “Closing Date Payment” shall have the meaning given to such term in Section 2.2.2.1 herein.

1.19 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.20 “Company” and “Companies” shall have the meaning in the preamble.

1.21 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any applicable, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing), of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.22 “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding if any nature, including without limitation sales orders, purchase orders, leases, subleases, data processing agreements, service agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants; provided that such Contracts are related to the Business.

1.23 “Contract Right” means any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options; provided such Contract Rights are related to the Business.

1.24 “Contribution” shall have the meaning set forth in the preamble.

1.25 “Contribution Agreement” shall have the meaning set forth in Section 6.6.

1.26 “Current Assets” shall mean the aggregate dollar value of the Accounts Receivable, prepaid expenses, petty cash and deposits of CBH as determined in accordance with GAAP and shall specifically include the amount of the Receivable Note.

1.27 “Current Liabilities” shall mean the aggregate dollar value of the accounts payable, accrued payroll, accrued vacation, accrued expenses and other payables of CBH as determined in accordance with GAAP.

1.28 “Defense” shall have the meaning given to such term in Section 10.3.2 herein.

1.29 “Domain Names” shall have the meaning given to such term in Section 3.13.6 herein.

1.30 “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

1.31 “Encumbrance” means any liens, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, charge, option, condition, right of first option or refusal or similar restriction, claim, burden or charge of any nature.

1.32 “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

1.33 “Environmental Laws” means all applicable Laws (including consent decrees, administrative orders and common law) currently in effect on the date of application relating to the public health and safety and protection of the environment, including those governing the use, handling, storage, transportation and disposal or remediation of Hazardous Substances and governing the regulation of medical infections or biohazardous waste or substances as such terms are defined under applicable Laws, all as amended.

1.34 “Equity Interests” shall have the meaning set forth in the preamble.

1.35 “Estimated Working Capital” shall have the meaning set forth in Section 2.2.3.

1.36 “Final Working Capital” shall have the meaning given to such term in Section 2.2.3.6 herein.

1.37 “Financial Statements” shall have the meaning given to such term in Section 3.6.2 herein.

1.38 “GAAP” means generally accepted accounting principles under United States accounting rules and regulations, consistently applied, and currently in effect on the date of such application.

1.39 “Government Body” means any federal, state, county, local, municipal governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board (including any federal, state or local board(s) of medicine), instrumentality, organization, unit, body or Entity or any court or other tribunal), entitled to exercise any administrative, executive, judicial, legislative, policy regulatory or taxing authority or power, including without limitation, any accreditation body exercising accrediting authority or power over the Companies (but only with respect to the Business as to NDTC) or the Business.

1.40 “Governmental Program” shall mean (i) any plan program which, whether directly, through insurance, or otherwise is funded, in whole or in part, by the United States Government, (ii) any plan or program funded by any state, country or local governmental authority, or (iii) any other applicable third party payers which are a Government Body and which provide payment or reimbursement for any services provided as part of the Business.

1.41 “Hazardous Substances” means any substance, waste (including Medical Waste), contaminant, pollutant or material that has been determined by any Government Body to be capable of posing a risk of injury or damage to health, safety, property or the environment, including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde.

1.42 “Identified Employee” or “Identified Employees” means individually or collectively, Larry Nulton and George Kelly.

1.43 “Including” means including but not limited to.

1.44 “Indemnification Matter” shall have the meaning given to such term in Section 10.3 herein.

1.45 “Indemnification Notice” shall have the meaning given to such term in Section 10.3.1 herein.

1.46 “Indemnitee” and “Indemnitor” shall have the meanings given to such terms in Section 10.3 herein.

1.47 “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.48 “Intangible” means any name, corporate name, domain name, fictitious name, Domain Name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, symbol, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, Web site, design, logo, formula, invention, product right, technology, Software, database or other intangible asset of any nature, whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common law in any jurisdiction or otherwise, and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing; provided any such Intangible is related to the Business.

1.49 “Intellectual Property Right” means any and all intellectual property rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including without limitation, all (a) patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; (d) rights in trademarks, service marks, trade names, logos, symbols, and the like; (e) rights analogous to those set forth in this definition and any and all other proprietary rights relating to intangible property; and (f) divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; provided any such Intellectual Property Right is related to the Business.

1.50 “Judgment” means any order, writ, injunction, citation, award, decree, administrative order or agreement or other judgment of any nature of any Government Body.

1.51 “Law” means any provision of any foreign, federal, state or local law, common law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline, excluding Environmental Laws and Medical Waste Laws.

1.52 “Leased Real Property” shall have the meaning given to such term in Section 3.12.2 herein.

1.53 “Loss” or “Losses” shall have the meanings given to such terms in Section 10.1 herein.

1.54 “Material Adverse Effect” means any state of facts, change, event, effect or occurrence (which when taken together with all other states of fact, changes, events, effects or occurrences) that is, or may be reasonably likely to be, materially adverse to (a) the operations, financial condition, financial performance or prospects of either or both Companies (but only related to the Business as to NDTC) or (b) any of the Assets or Obligations of either or both Companies (but only related to the Business as to NDTC).

1.55 “Medical Waste” means (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals, (viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material or contaminant listed or regulated under any Medical Waste Laws and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

1.56 “Medical Waste Laws” means the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) The Medical Waste Tracking Act of 1988, 42 USC § 6992 et seq., (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USC § 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USC § 1401 et seq., (iv) the Occupational Safety and Health Act, 29 USC § 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any Laws insofar as they are applicable to assets or operations of each Company, its facilities and the Business which purports to regulate Medical Waste or impose requirements relating to Medical Waste.

1.57 “Monthly Balance Sheet” shall have the meaning set forth in Section 6.5 herein.

1.58 “Monthly Financial Statements” shall have the meaning set forth in Section 6.5 herein.

1.59 “NDTC” shall have the meaning set forth in the preamble.

1.60 “Negative Working Capital Balance” shall have the meaning given to such term in Section 2.2.3.6 herein.

1.61 “Note” shall have the meaning given such term in Section 2.2.2.2.

1.62 “Obligation” means any debt, liability or obligation of any nature (including, with respect to any Person, any Obligations owed to any Related Party), whether secured, unsecured, recourse, non-recourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.63 “Permit” means any license, certification, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved, required or allowed by any Government Body.

1.64 “Person” means any individual, Entity or Government Body.

1.65 “Pledge Agreement” shall have the meaning given to such term in Section 8.1.6 herein

1.66 “Preamble” shall mean the Parties and Background sections herein.

1.67 “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

1.68 “Purchase Price” shall have the meaning set forth in Section 2.2.1.

1.69 “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

1.70 “Referral Source” means any referral source(s) of the Companies including but not limited to any referring physicians, residential facilities, hospitals, Commonwealth of Pennsylvania, Department of Human Resources employees, pharmacies, managed care companies, psychologists, schools and insurance companies.

1.71 “Related Party” means, with respect to any Person, any current or former partner, owner, equity owner, member, director, officer, manager or controlling Person of such Person (or any of their respective predecessors), any other Person affiliated with such Person (or any of their respective predecessors) or any lobbyist, agent (including any government relations agent), representative or consultant acting on behalf of such Person.

1.72 “Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).

1.73 “Seller Group” shall have the meaning given to such term in Section 10.1 herein.

1.74 “Seller Indemnified Party” or “Seller Indemnified Parties” shall have the meanings given to such terms in Section 10.2 herein.

1.75 “Shareholder” shall have the meaning set forth in the preamble.

1.76 “Software” means any computer program, operating or other system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational, or inactive (including, without limitation, all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, and visual expressions), technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any and all databases necessary or appropriate to operate or in the use of any such computer program, operating or other system, application, firmware or software.

1.77 “Specified Contract” shall have the meaning ascribed to such term in Section 3.14.1 herein.

1.78 “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature; provided that any such Tangible Property is related to the Business.

1.79 “Tax” means: (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.80 “Tax Return” shall mean all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Government Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

1.81 “Taxing Authority” shall mean any Government Body exercising tax regulatory authority.

1.82 “To the knowledge of” or “knowledge” and similar phrases means (i) in the case of an individual, knowledge of a particular fact or matter, actually known or that which, could reasonably be expected to be known after due inquiry, and (ii) in the case of an entity, if any individual who is serving, or at any time has served, as a director, officer or executive manager (or in any similar capacity) has, or at any time had, knowledge (as contemplated by clause (i) above) of such fact or other matter.

1.83 “Transaction” shall have the meaning in the preamble.

1.84 “Unaudited Balance Sheet” shall have the meaning set forth in Section 3.6.2.

1.85 “Unaudited Balance Sheet Date” shall have the meaning given to such term in Section 3.6.2 herein.

1.89 “Unaudited Financial Statements” shall have the meaning given to such term in Section 3.6.2 herein.

1.90 “Web” shall have the meaning given to such term in Section 3.13.9 herein.

1.91 “Working Capital” shall mean Current Assets minus Current Liabilities based on an accrual basis of accounting in accordance with GAAP for CBH; provided that matters following December 31, 2004 pertaining to (i) incurring long-term debt or other non-current liabilities in connection with current assets, (ii) redemptions of stock resulting in either the incurring of non-current liabilities or distributions of non-current assets, (iii) reclassifications of assets or liabilities, (iv) sales of property, plant or equipment for cash, short-term notes or other current assets, (v) dividends or distributions of property, (vi) the incurring of any non-current liability without an equal and offsetting asset and (vii) any other matters having a similar effect on the calculation of Working Capital would be ignored for the purposes of calculating the final Working Capital.

SECTION 2. THE TRANSACTION

2.1 Sale and Purchase of Equity Interests. On the Closing Date, subject to the other terms and conditions of this Agreement, Shareholder shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, good and marketable right, title and interest in and to all of the Equity Interests, owned beneficially and of record by Shareholder, as more specifically set forth on Schedule 3.3, free and clear of any Encumbrances, which constitutes all of the equity interests of CBH. The employees of NDTC listed on Schedule 3.15 shall, on the Closing Date, be terminated by NDTC and offered employment by CBH.

2.2 Purchase Price and Adjustments.

2.2.1 Subject to the other terms and conditions of this Agreement, the total purchase price for the Equity Interests (the “Purchase Price”) shall consist of the items set forth in Section 2.2.2 of which $10,000 shall be allocated to the Restrictive Covenants in Section 9.5 hereof and the balance to the purchase of the Equity Interests.

2.2.2 The Purchase Price shall be paid as follows:

2.2.2.1 The Buyer shall pay (the “Closing Date Payment”) to Shareholder, by wire transfer on the Closing Date, an aggregate amount equal to Ten Million Dollars and Zero Cents ($10,000,000.00) (a) less obligations of the Companies under any employee retention or bonus plan or to satisfy any severance, parachute or employee closing bonuses (if any) or other obligations that are accelerated as a result of the Transaction (but only as to employees related to the Business as to NDTC), (b) less satisfaction of any and all outstanding Obligations as of the Closing Date of the Companies (but only such Obligations of NDTC related to the Business) to the Shareholder or to Related Parties of the Shareholder or NDTC (the “Company Obligations”), (c) less satisfaction of any and all Obligations of CBH and NDTC (relating to the Business) constituting long term debt (including the current portion of any long term debt) as of the Closing Date, and (d) less any of the Companies’ and Shareholder’s Obligations for costs and expenses associated with the Transaction, including legal, accounting and investment banking fees.

2.2.2.2 The Buyer shall deliver to the Shareholder an unsecured, subordinated promissory note (the “Note”) in aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) or such lesser amount as adjusted as set forth herein and being in the form of Note attached as Exhibit 2.2.2.2.

2.2.2.3 The Buyer shall issue to the Shareholder a number of shares of its unregistered common stock (the “Common Stock”), equal to $3,000,000 divided by the arithmetic average of the closing sales price per share of Buyer’s Common Stock as reported on the NASDAQ market for the 10 trading days immediately preceding the Closing Date. The Common Stock shall be deposited with Buyer on the Closing Date and be held pursuant to the terms of the Pledge Agreement by Buyer as security for any Losses under Section 10, such Pledge Agreement to be in the form of Exhibit 2.2.2.3(a). The Shareholder shall be provided certain registration rights with respect to Common Stock in accordance with the terms and conditions of the Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit 2.2.2.3(b).

2.2.3 Two business days prior to Closing, the Shareholder shall deliver to Buyer an estimate of the Working Capital (the “Estimated Working Capital”) of CBH on the Closing Date as set forth on Schedule 2.2.3 (a) attached hereto.

2.2.3.1 To the extent the Estimated Working Capital is less than One Million Five Hundred Fifty-Seven Thousand Three Hundred Fifty Dollars ($1,557,350) (the “Required Amount”), the principal amount of the Note shall be reduced, dollar for dollar, by such deficiency.

2.2.3.2 Within ninety (90) days after the Closing Date, the Buyer shall (i) review and/or conduct agreed upon procedures upon the components of the Estimated Working Capital and prepare detailed statements (the “Actual Working Capital Statement”) of its calculation of the actual components of the Estimated Working Capital (“Actual Working Capital”) and (ii) deliver the Actual Working Capital Statement to the Shareholder. The Shareholder shall have a thirty day period to review the Actual Working Capital Statement and during such period, upon reasonable request, the Buyer shall share its work papers with the Shareholder or its professional advisers and to make itself reasonably available to the Shareholder and its professional advisers for the Shareholder’s review of the Actual Working Capital.

2.2.3.3 If Shareholder disputes the Actual Working Capital Statement, it shall deliver a notice to the Buyer no later than thirty days after their receipt of the Actual Working Capital Statement (the “Actual Working Capital Dispute Notice”). Shareholder shall set forth in detail in the Actual Working Capital Dispute Notice the basis for their disagreement with the calculations of the Actual Working Capital. If Shareholder fails to deliver the Actual Working Capital Dispute Notice within the allotted time period, Shareholder shall have been deemed to have agreed to the calculations of the Actual Working Capital prepared by the Buyer, which calculations shall be final, conclusive and binding upon the parties.

2.2.3.4 If Shareholder disputes the Actual Working Capital within the allotted time period, the parties in good faith will attempt to jointly resolve any dispute during the thirty day period following the delivery of the Actual Working Capital Dispute Notice. If the Buyer and Shareholder can resolve their dispute and agree upon the Working Capital of CBH, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the parties.

2.2.3.5 If the Buyer and Shareholder cannot resolve the dispute to their mutual satisfaction, the Buyer and Shareholder shall engage Grant Thornton (“Accounting Firm”), or another mutually agreeable independent, qualified, nationally recognized and respected accounting firm, to determine the Working Capital of CBH. The costs and expenses of the Accounting Firm shall be borne equally, but severally, by the Buyer, on the one hand, and Shareholder, on the other hand. To the extent that the Accounting Firm desires the parties to this Agreement to meet in person, the parties shall choose a mutually acceptable location for such meeting. Each of the Buyer and Shareholder shall cause their accounting professional advisers to provide the Accounting Firm such of their respective work papers as may be requested by the Accounting Firm. The Accounting Firm shall be requested to complete their engagement within forty-five days of being retained by the Buyer and Shareholder. The determination of the Accounting Firm shall be final, binding and conclusive upon the parties.

2.2.3.6 The final determination of the Working Capital of CBH pursuant to this Section shall be referred to herein as the “Final Working Capital.” If the Final Working Capital is less than the Estimated Working Capital (the “Negative Working Capital Balance”), such Negative Working Capital Balance shall be paid to the Buyer by first reducing the principal amount (and accrued interest on such principal amount) of the Note and then offsetting against the Common Stock (at the value set forth in Section 2.2.3.3) dollar for dollar by the amount of the Negative Working Capital Balance. Shareholder shall promptly present such Note to Buyer in order to effectuate such reduction. If the Final Working Capital is in excess of the Estimated Working Capital (“Positive Working Capital Balance”) it shall be paid to Shareholder by increasing the principal amount (and accrued interest on such principal amount) the Note dollar for dollar by the amount of the Positive Working Capital Balance. Shareholder shall promptly present such Note to Buyer in order to effectuate such increase.

2.2.4 Except to the extent a of a breach under this Section 2.2, the remedies set forth under this Section 2.2 are the sole and exclusive remedies to resolve any Negative Working Capital Balance.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF NDTC, CBH AND THE SHAREHOLDER.

Knowing that Buyer is relying thereon, and as an inducement to the Buyer to consummate the transactions contemplated by this Agreement, CBH (prior to the Closing), NDTC and the Shareholder, jointly and severally, represent and warrant to Buyer and covenant with Buyer, as set forth below in this Section 3.

3.1 Organization. Each Company is a corporation, duly organized and validly existing under the Laws of the jurisdiction of its formation and is in good standing under the Laws of the jurisdiction of its formation. Each Company possesses the full corporate power and authority to enter into and perform its obligations under this Agreement and/or to consummate the transactions contemplated hereby. CBH possesses the full corporate power and authority: (i) to own and use its Assets in the manner in which such Assets are currently owned and used and in the manner in which such Assets are proposed to be owned and used, and (ii) to conduct the Business as such Business is proposed to be conducted. CBH is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law. NDTC possesses the full corporate power and authority (x) to conduct the Business as it was conducted prior to the Contribution and (y) to effectuate the Contribution. CBH is an S-corporation.

3.1.1 Except as set forth on Schedule 3.1, CBH does not own any securities of any corporation or any other interest in any Person. Except as set forth on Schedule 3.1, CBH has never acquired or succeeded to all or any portion of the Assets or businesses of any other Person, and, except as set forth on Schedule 3.1, there is no other Person that may be deemed to be a predecessor of CBH.

3.1.2 Schedule 3.1 sets forth for CBH: (i) its exact legal name; (ii) its business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its managers and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such company’s date of formation; (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation and (x) its identification and/or registration numbers issued by the Medicare or Medicaid programs or any other Federal Healthcare Program.

3.1.3 Accurate and complete copies of the articles or certificates of organization or formation and other organization documents, each as amended to date and each of which are valid and effective, and all Contracts relating to the acquisition or formation of CBH (including, without limitation, all Contracts relating to the Contribution) and NDTC, have been delivered to Buyer.

3.2 Authority; Non-Contravention.

3.2.1 The Companies and the Shareholder each has the right, power, capacity and authority to enter into and to perform its or his obligations under this Agreement and the Contribution Agreement, and the execution, delivery and performance of this Agreement, the Contribution Agreement and the consummation of the transactions contemplated hereby and thereby by the Companies and the Shareholder, as applicable, have been duly authorized by all necessary actions by its board of directors and equity owners, as applicable. This Agreement and the Contribution Agreement each constitute the legal, valid and binding agreement of each of the Companies and the Shareholder, as applicable, and is enforceable against each Company and the Shareholder, as applicable, including, without limitation, with respect to the Contribution and the sale of Equity Interests in accordance with the terms herein and therein.

3.2.2 Except as set forth on Schedule 3.2, neither the execution, delivery and performance of this Agreement or the Contribution Agreement nor the consummation or performance of any of the transactions contemplated hereby or thereby by the Companies or the Shareholder will directly or indirectly (with or without notice or lapse of time):

3.2.2.1 contravene, conflict with or result in a violation of (a) any of the provisions of the articles or certificates of incorporation or organization, bylaws, or other organizational documents of each of the Companies or (b) any resolution adopted by the Companies’ respective board of directors, or any committee of the board of directors of each of the Companies;

3.2.2.2 contravene, conflict with or result in a violation of, or give any Government Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law or any Judgment to which the Companies or any of the Assets owned or used by the Companies, is subject, and which would constitute a Material Adverse Effect;

3.2.2.3 contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Government Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Companies or that otherwise relates to any of the businesses of the Companies or to any of the Assets owned or used by the Companies;

3.2.2.4 contravene, conflict with or result in a violation, termination, or breach of, or result in a default under, any provision of, or any Specified Contract (as defined in Section 3.14) or a material Contract to which the Companies are a party or by which it is bound; or

3.2.2.5 result in the imposition or creation of any Encumbrance upon or with respect to any Asset owned or used by the Companies.

3.2.3 Except as set forth on Schedule 3.2, the Companies, are not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby. As set forth on Schedule 3.2, to the extent any notice of Consent is required hereunder, the Companies and Shareholder agree to cooperate with CBH and Buyer in making such notices and Consents or assist in responding to issues raised by such parties receiving notices or providing such Consents.

3.3 Capital Stock and Ownership.

3.3.1 Schedule 3.3 sets forth the authorized capital structure of CBH, including the numbers and type of equity interests authorized and the number of each type of equity interests that are issued and outstanding. With respect to CBH, Schedule 3.3 contains an accurate and complete list of: (i) the full legal names of the equity owners of CBH; (ii) the principal residence addresses of such equity owners; (iii) the social security numbers or federal tax identification numbers of such equity owners; and (iv) the numbers of shares, warrants, options or other equity, type of equity interests and the equity owners owned of record and beneficially by such equity owners and the certificate numbers of the certificates representing such shares/interests/units, if any. For each equity owner of CBH: (a) he is the sole record and beneficial owner of his equity interest of CBH as set forth on Schedule 3.3 next to such equity owners’ name (“Interests”) and has good and marketable title to such Interests, free and clear of any Encumbrance; (ii) the Interests are the only types of equity of CBH held by such equity owner; (iii) such equity owner has the ability to vote all of the Interests at any meeting of equity owners of CBH, or by written consent in lieu of any such meeting; and (iv) such equity owner has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the Interests. Except as set forth on Schedule 3.3, CBH has never authorized, offered, sold or issued any securities other than equity interests as set forth on Schedule 3.3. Except for the equity owners listed on Schedule 3.3, there are no other record or beneficial owners of any equity ownership of CBH or any other securities of CBH. Except for the Interests listed on Schedule 3.3 with respect to CBH, there were and currently are no other issued or outstanding Equity Interests. All of the issued and outstanding Equity Interests of CBH have been duly authorized and validly issued. Except as set forth on Schedule 3.3, there exists no right of first refusal or other preemptive right with respect to CBH or the equity, Business or Assets of CBH.

3.3.2 All offerings, sales and issuances by CBH of any interests of equity were conducted in compliance with all applicable federal and state securities Laws and all other applicable Laws.

3.3.3 Except as set forth on Schedule 3.3, there is no:

3.3.3.1 outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interests or other securities of CBH;

3.3.3.2 outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests or other securities of CBH;

3.3.3.3 Contract (including any letter(s) of intent which may have been entered into by CBH) under which CBH is or may become obligated to sell assets and/or sell or otherwise issue any equity interests or any other securities;

3.3.3.4 pending or previously asserted or threatened claim by any Person to the effect that such Person is or was entitled to acquire or receive any equity interests or any other securities of CBH; or

3.3.3.5 condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is or may be validly entitled to acquire or receive any equity interests or other securities of CBH.

3.3.4 Except as set forth on Schedule 3.3, CBH has never repurchased, redeemed or otherwise reacquired any of its equity interests or other securities. All securities so reacquired by CBH were reacquired in full compliance with the applicable provisions of all applicable Contracts and all applicable Laws.

3.4 Financial, Corporate and Other Records.

3.4.1 Except as described on Schedule 3.4 and except as described in the last sentence of this Section 3.4.1, the books and records of the Companies have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect (i) all of the Assets and Obligations of the Companies (but only related to the Business as to NDTC) and (ii) all of the Contracts and other transactions to which each of the Companies (but only relating to the Business as to NDTC) is or was a party or by which the Companies (but only related to the Business as to NDTC) or the Business or Assets of the Companies (but only related to the Business as to NDTC) is or was affected. In fiscal years prior to the fiscal year prior to December 31, 2004, the books and records of the Business were maintained only on an income tax basis.

3.4.2 Accurate and complete copies of the contents of the minute books and stock books of the Companies have been delivered to Buyer. Such minute books and stock books include (i) minutes of all meetings of all equity owners, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (ii) accurate and complete written statements of all actions taken by equity owners, board of directors and any committees of the board of directors without a meeting and (iii) accurate and complete records of the subscription, issuance, transfer and cancellation of all equity interests and all other securities since the date of incorporation or formation.

3.4.3 Schedule 3.4 contains an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of CBH, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

3.4.4 Without in any way limiting the foregoing, except as described on Schedule 3.4, all books and records of each of the Companies (including medical records and case notes of any nature, recruiting records and client files of any nature) are true, accurate and complete in all material respects and have been prepared and maintained in accordance with all applicable Laws (including any record-keeping, inventory and other requirements and any other Government Body including a Government Body regulating Medicaid (state or federal)).

3.5 Compliance with Laws; Permits.

3.5.1 Except as set forth on Schedule 3.5: (i) each of the Companies is and has been in compliance with each Judgment and with each Law that is or was applicable to the conduct or operation of the Business or the ownership or use of any of its Assets, including (a) any Permit, the Social Security Act including the Civil Monetary Penalty Law of the Social Security Act, and/or (b) any promulgations, interpretive advice or guidelines of any court or Government Body, including the Occupational Safety and Health Administration, the Centers for Medicare and Medicaid Services and any state or federal Medicaid Laws; (ii) no event has occurred which remains unresolved, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Companies of, or a failure on the part of the Companies to comply with, any Judgment or Law; and (iii) except for notices or communications related to matters which have been both resolved prior to the date hereof and which involve either fines, costs, losses or obligations of any nature which are less than $5,000 in any single case, neither Company has received, at any time, any notice or other communication (in writing or otherwise) from any Government Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (B) any actual, alleged, possible or potential obligation on the part of either Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. Each Company has provided to Buyer copies of all survey and/or audit reports (for the three-year period ended on the Unaudited Balance Sheet Date (as defined below in Section 3.6)) prepared by any Government Body in connection with reviewing compliance by each Company with state and/or federal licensing and certification requirements or the requirements of any Government Programs, Laws or in connection with any Permit. Set forth on Schedule 3.5 is a list of all such survey and/or audit reports listing deficiencies, which previously have been made available to Buyer. At no time has a Company been suspended or debarred from providing services for, from participation in, or been disciplined or sanctioned by the Medicare or Medicaid programs or any other Government Programs (as defined herein) and at no time has either Company had any Permit suspended or revoked.

3.5.2 Except as set forth on Schedule 3.5, each Company has obtained and maintains in good standing all Permits (i) required for the lawful operation of the Business as and where the Business is presently conducted and (ii) necessary to enable it to obtain reimbursement under any Government Programs and/or any Contracts and other arrangements with third-party payers, insurers or fiscal intermediaries. All Permits held by each Company are listed on Schedule 3.5, and accurate and complete copies of such Permits have been delivered to Buyer. Employees (including nurses, therapists, psychologists, social workers and physicians) of each Company have obtained and maintained in compliance with all applicable Laws any and all necessary licenses, certifications or other Permits necessary to perform their duties. The JCAHO accreditation of CBH has been obtained.

3.5.3 Schedule 3.5 sets forth each Consent or approval of, or registration, notification, filing and/or declaration with any court, Government Body or for any Governmental Programs or creditor, lessor or other Person required to be given or made by each Company in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein. As set forth on Schedule 3.5, to the extent any Consent is required hereunder, the Companies and Shareholder agree to cooperate with CBH and Buyer in obtaining such Consents and in responding to issues raised by such parties receiving such Consents.

3.5.4 Without in any way limiting the foregoing provisions of this Section 3.5, each Company is and has been in compliance with (i) any applicable record keeping, inventory and other requirements and regulations of any Government Body and (ii) any and all fraud and abuse Laws including Laws relating to the filing of false or fraudulent claims with Medicare, Medicaid or any other Government Program. Each Company is and has been in compliance with all false claims Laws including The Federal False Claims Act and any equivalent law applicable in Pennsylvania. Each Company is and has been in compliance with all federal or state physician self referral Laws including Section 1877 of the Social Security Act (commonly referred to as the “Stark Law”). Each Company is and has been in compliance with all Laws restricting or prohibiting unlicensed persons or business entities from employing physicians and/or prohibiting direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Each Company is and has been in compliance with all Laws protecting a patient’s individual healthcare information, including the Health Insurance Portability and Accountability Act of 1996, to the extent applicable.

3.5.5 Neither Company has, in operating the Business, generated, transported, treated, stored and disposed, or otherwise handled Medical Waste under any Medical Waste Laws.

3.5.6 Schedule 3.5 lists (i) each pharmacy utilized by each Company in connection with the Business and (ii) the location of such pharmacy. Neither Company has ownership interest in such pharmacies utilized in the Business. Each Company is and has been in compliance with all Laws pertaining to the pharmacy and related services provided by each Company.

3.6 Financial Statements.

3.6.1 The fiscal year end of each Company is December 31.

3.6.2 The Companies and the Shareholder have delivered to Buyer and have attached as Schedule 3.6.2 the following financial statements and related notes (collectively, the “Financial Statements”): the unaudited management prepared balance sheet of the Business (“Unaudited Balance Sheet”) as of December 31, 2004, is referred to hereinafter as the “Unaudited Balance Sheet Date”) and the unaudited management prepared statements of earnings, of the Business for the periods ending December 31, 2004 (annual), January 31, 2005 (one month), February 28, 2005 (two month), March 31, 2005 (quarterly), April 30, 2005 (four month) and May 31, 2005 (five month) (collectively, the “Unaudited Financial Statements”).

3.6.3 The Unaudited Financial Statements: (a) are based upon the books and records of NDTC; (b) present fairly the financial position (including reflecting all of the Assets, Obligations, Contracts and other transactions of the Business) of the Business as of the respective dates thereof and the results of operations of the Business for the periods covered thereby; and (c) were prepared on an accrual basis in conformity with GAAP (other than for the absence of notes and subject to customary period end adjustments) and, in a manner consistent with NDTC’s historic accounting practices applied on a consistent basis, except as otherwise indicated.

3.7 Assets.

3.7.1 Schedule 3.7.1 contains an accurate and complete list of all Assets of the Business as reflected on the balance sheet of CBH as of the Closing Date, including: (i) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost; (ii) Accounts Receivable, showing client names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, client names and individual dates on which the receivables are billable; (iii) other Current Assets, itemized by category and with appropriate explanation; (iv) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (v) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value.

3.7.2 Schedule 3.7.2 accurately identifies all material Assets that are being leased or licensed to CBH.

3.7.3 Except as set forth on Schedule 3.7.3, CBH owns and has good, valid and marketable title to, all of its respective Assets that are purported to be owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance.

3.7.4 Except for the Assets listed on Schedule 3.7.4, no other Assets are necessary to operate, or have been material to the operation of, the Business. No other Assets are necessary to operate, or have been material to the operation of, the Business as the Business was conducted in the time period from January 1, 2004 to immediately prior to the Contribution.

3.7.5 Except as set forth on Schedule 3.7.5 (which specifically identifies the Assets that are original to CBH), pursuant to the Contribution, NDTC has transferred to CBH all Assets relating to, that have been material to the operation of or are necessary to operate, the Business as the Business was conducted in the time period from January 1, 2004 to immediately prior to the Contribution.

3.7.6 Except as set forth on Schedule 3.7.6, there are no Assets that will be commonly used by CBH and NDTC after the Contribution.

3.8 Obligations.

3.8.1 Schedule 3.8 contains an accurate and complete list of all Obligations of CBH reflected on its balance sheet as of the Closing Date, itemized by balance sheet account, including (i) accounts payable, (ii) accrued expenses and reserves, itemized by category and with appropriate explanation, (iii) deferred revenues, itemized by client and time periods, and (iv) other current and long-term liabilities.

3.8.2 CBH has no Obligations other than (i) Obligations identified as such in the column on the balance sheet of CBH as of the Closing Date, (ii) Obligations set forth on Schedule 3.8 and (iii) Obligations that were incurred since the Unaudited Balance Sheet Date in the ordinary course (none of which arose out of any Proceeding or which relate to any breach of contract, breach of warranty, infringement, violation of law or breach of any of the representations and warranties made in Section 3.9 of this Agreement). Except as described on Schedule 3.8, none of the Obligations of CBH are guaranteed by any Person.

3.9 Operations Since the Unaudited Balance Sheet Date. Except as set forth on Schedule 3.9, since the Unaudited Balance Sheet Date:

3.9.1 Except in the ordinary course of its Business consistent with its past practices, neither Company (relating only to the Business as to NDTC) has: (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance; (ii) incurred any Obligation; (iii) made any loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (v) committed for any capital expenditure; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets; (vii) waived or released any right or canceled or forgiven any debt or claim; (viii) discharged any Encumbrance or discharged or paid any indebtedness or other Obligation; (ix) assumed or entered into any Contract or collective bargaining agreement other than this Agreement; (x) amended or terminated any Specified Contract; (xi) increased, or authorized an increase in, the compensation (or any grade level for purposes of compensation) or benefits paid or provided to any of their directors, managers, officers, employees, salesmen, agents or representatives; (xii) established, adopted or amended (including any amendment with a future effective date) any Employee Benefit Plan; (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of securities, Cash Assets or other Assets; (xiv) repurchased, redeemed or otherwise reacquired any securities; (xv) sold or otherwise issued any securities; (xvi) amended its articles or certificate of incorporation or formation, bylaws or other organizational documents; (xvii) been a party to any merger, consolidation, recapitalization, reclassification of shares, membership interests, membership interests split or stock split, reverse stock or reverse membership interests split or similar transaction; (xviii) accrued any deferred bonuses or compensation due to any equity owner, member, employee or agent of any Company, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Unaudited Balance Sheet; (xix) changed any of its methods of accounting or accounting practices in any respect; (xx) made any Tax Election (other than an S-Corporation election for CBH), or (xxi) adopted and/or implemented any new accounting policy and/or procedures.

3.9.2 Even in the ordinary course of its business consistent with past practice, other than with respect to hiring employees in the ordinary course, purchasing equipment which equipment purchases are reflected in the Unaudited Financial Statements and office leases and leasehold improvements which have either been set forth in the schedules attached hereto or the Unaudited Balance Sheet, neither Company has incurred any Obligation, made any loan to any Person, acquired or disposed of any business or Assets, entered into any Contract or other transaction, or done any of the other things described in Section 3.9.1, involving an amount exceeding $20,000 in any single case, with the exception of the Contribution transaction.

3.9.3 There has been no material adverse change or material casualty loss affecting either Company (relating only to the Business as to NDTC) or the Business, Assets or financial condition of either Company; and there has been no material adverse change in the financial performance of any of either Company; and there has been no loss, damage or destruction to, or any interruption in the use of, any of the Software or other Assets (whether or not covered by insurance) of either Company (relating only to the Business as to NDTC).

3.10 Accounts Receivable. All Accounts Receivable of NDTC arose in the ordinary course of business and are proper and valid Accounts Receivable, can be collected by NDTC in full (without any counterclaim or setoff), net of the allowance for doubtful accounts and contractual allowances in amounts consistent with the past practice of NDTC and which are taken into consideration in the preparation of the Financial Statements. There are no refunds, discounts, rights of setoff, reasons for denial or assignments affecting any such Accounts Receivable other than as set forth in the preceding sentence. Proper amounts of deferred revenues appear on the Financial Statements, in accordance with GAAP, with respect to NDTC’s (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned client deposits. To the knowledge of the Companies and the Shareholder, all applicable Accounts Receivable of NDTC have been coded and billed in accordance with the requirements of applicable Contracts or any regulations of the Medicaid or Medicare programs or any other Government Program or Federal Healthcare Program.

3.11 Tangible Property. CBH has good and marketable title to all of its Tangible Property, free and clear of any Encumbrances, except as set forth on Schedule 3.11. Except as set forth on Schedule 3.11, all of the Tangible Property of CBH is located at the offices or facilities of CBH, and CBH has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. To the knowledge of the Companies and the Shareholder, all Tangible Property of CBH , wherever located, (a) is in good condition, ordinary wear and tear excepted, (b) is structurally sound and free of any defect and deficiency, (c) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Laws, and (d) is sufficient for the operations and Business as was conducted by NDTC prior to the Contribution.

3.12 Real Property.

3.12.1 Owned Real Property. CBH owns no real property.

3.12.2 Leased Real Property. Schedule 3.12.2 contains an accurate and complete list of all real estate leased or utilized by CBH including but not limited to home office and facility locations (“Leased Real Property”), showing location, rental cost and landlord. All Leased Real Property under lease to or otherwise used by CBH are in good condition, is sufficient for the Business (as currently operated by CBH and as operated in the past by NDTC) of CBH, have written leases executed by the appropriate lessor and CBH as the lessee and such leases, are in full force and effect.

3.12.3 No such Leased Real Property, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law (including Environmental Laws) and no other party is in breach or default under such Contract or Law, and no notice or threat from any lessor, Government Body or other Person has been received by either of the Companies or served upon any such Leased Real Property claiming any violation of, or breach, default or liability under, any Contract or Law (including Environmental Laws), or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation.

3.12.4 Except as set forth on Schedule 3.12.4, no Proceedings are pending which would affect or pertain to the zoning, use or environmental condition of any of the Leased Real Property. Except as set forth in Schedule 3.12.2, to the knowledge of the Companies and the Shareholder, no portion of any Leased Real Property is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any Government Body.

3.12.5 All of the Leased Real Property has direct legal access to, abuts, and is served by a publicly dedicated and maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of the Leased Real Property at normal and customary rates, and are adequate to serve the Leased Real Property for the needs of the Business.

3.13 Software and Other Intangibles.

3.13.1 Schedule 3.13 contains an accurate and complete list and description of all names, corporate names, fictitious names, trademarks, service marks, trade names,

brand names, product names, symbols, slogans, copyrights, Web sites, designs, logos, formulae, inventions, product rights, technology, and Software owned, marketed, licensed (in or out), supported, maintained, used, under development, or held for use by CBH, or previously used by NDTC, in the Business, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs.

3.13.2 CBH owns solely and exclusively and has good and marketable title to, or otherwise has the full right to use pursuant to an off-the-shelf license agreement commercially available to the general public, all CBH Intangibles, free and clear of all Encumbrances. Except as set forth in Schedule 3.13.2, no rights or permission of CBH, any equity owner, or any other Person are necessary to use, make, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update, or create derivative works based upon any Intangible, to the extent the Intangible is used, made, manufactured, reproduced, distributed, displayed, performed, marketed, licensed, sold, offered for sale, modified, adapted, translated, enhanced, improved, updated, and/or with respect to which derivative works are created in connection with, related to, pursuant to, in the conduct of, or as part of the Business. None of the CBH Intangibles are registered in the name of any one or more Persons other than CBH, including any one or more current or former owners, equity owners, partners, directors, executives, officers, employees, salesmen, agents, patients, representatives, clients or contractors or any equity owners of CBH, nor does any such Person have any interest therein or right thereto, including, but not limited to, the right to royalty payments.

3.13.3 To the knowledge of the Companies and the Shareholder, none of the CBH Intangibles or their respective past or current uses (including past use by NDTC), including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Intellectual Property Right or other proprietary right of any Person. None of the CBH Intangibles is subject to any Encumbrance or Judgment. No Proceeding is pending or, to the knowledge of either Company and Shareholder, is threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by CBH of any or all of CBH Intangibles. To the knowledge of the Companies and the Shareholder, no Person is violating or infringing upon, or has violated or infringed upon at any time, any Intellectual Property Right or other right of CBH (or NDTC as it relates to the Business) or with regard to CBH Intangibles.

3.13.4 To the knowledge of the Companies and the Shareholder, CBH has maintained all Intellectual Property Rights with respect to CBH Intangibles. No portion of any CBH Intangible contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routine, code, or program or hardware component that permits unauthorized access to or use of or disables or erases software, hardware, or data without the consent of the user, or that is intended or designed to do so.

3.13.5 Any and all licenses, sublicenses and other Contracts covering or relating to any CBH Intangible or to which CBH is a party under which CBH uses any CBH Intangible is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby. CBH is not in breach of or default under any license, sublicense or other Contract covering or relating to any CBH Intangible or has not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder. No Proceeding is pending or, to the knowledge of each Company and Shareholder, is being or has been threatened, nor has any claim or demand been made to either Company or the Shareholder, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any CBH Intangible.

3.13.6 With the exception of the NDTC website, www.nulton.com, which is not an asset that is included in the Contribution, set forth on Schedule 3.13.6 are all Internet domain names related to or used or held for use in connection with, related to, pursuant to, in the conduct of, or as part of the Business, or licensed to or used, owned, or registered by CBH or by NDTC in connection with the Business prior to the Contribution (“Domain Names”). CBH is the registrant of all Domain Names, and all registrations of Domain Names are current and in good standing until such dates as set forth on Schedule 3.13.6. No action or activity has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, the registration therefor, or any right of CBH thereto (including the right to use a Domain Name). CBH is the registered owner of and has not transferred any of its right, title and interest in and to, and rights to use on the Internet and otherwise as a trademark and trade name, the Domain Names. Also set forth on Schedule 3.13.6 are all Intangibles with respect to which one or more registrations have been awarded by or one or more applications have been filed with one or more Government Bodies, the date of such registrations and applications, all identification numbers given by all Government Bodies with regard to the registrations and applications, and the jurisdictions with regard to which such registrations were awarded and such applications were filed.

3.13.7 CBH is the sole owner of, and has good and marketable title to, any and all right, title and interest in and to any and all databases related to or held for use or used in the Business. With the exception of rights granted pursuant to applicable federal and state confidentiality and privacy laws, including the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the privacy regulations promulgated pursuant thereto, no Person other than CBH has any right or interest of any kind or nature in or to such databases. No Person (i) is violating or infringing upon, or has violated or infringed upon at any time, any right of CBH or NDTC in or to such databases, or (ii) is breaching or has breached at any time any duty or obligation owed to any of CBH or NDTC in respect of such databases. Neither the past nor current use of any such database or the information contained therein in the Business (iii) has violated or infringed upon, or is violating or infringing upon, the rights of any Person, (iv) breaches any duty or obligation owed by NDTC or CBH to any Person, or (v) violates the privacy or any Law relating to the privacy of any Person.

3.13.8 Each of CBH and NDTC, with respect to the Business, has maintained in connection with its operations, activity, conduct, and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of CBH or NDTC in connection with, related to, pursuant to, in the conduct of, or as part of the Business (the “CBH Web Sites”). At all times during the CBH’s or NDTC’s Web or Internet operations, activity, conduct, or business, CBH’s and NDTC’s privacy statements and policies have been conspicuously made available to users of the CBH Web Sites. The CBH and NDTC privacy statements or policies do not in any manner restrict or limit CBH or any of CBH’s predecessors’ successors’ rights to use, sell, license, distribute, and disclose such collected data.

3.13.9 All Intangibles used by NDTC in connection with the Business have been contributed to CBH.

3.14 Contracts.

3.14.1 Schedule 3.14 contains an accurate and complete list of all of the following types of Contracts to which CBH is a party (including by operation of law) or by which CBH is bound which provide for an obligation in excess of $10,000 (collectively, the “Specified Contracts”), grouped into the following categories and, where applicable, subdivided by product line or division: (i) Contracts for the provision of goods and services (including Contracts with suppliers, service providers, clients and government payers); (ii) Software license and Software maintenance Contracts under which CBH is the licensor or provider of services, and other client Contracts; (iii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by CBH; (iv) loan agreements, mortgages, notes, guarantees, bonds and other financing Contracts; (v) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which CBH is the purchaser, licensee, lessee or user; and other supplier Contracts; (vi) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 3.16, and excluding oral Contracts with employees for “at will” employment); (vii) Contracts under which any rights in and/or ownership of any Software product, technology or other Intangible of CBH, or any prior version thereof, or any part of the client base, business or Assets of CBH, or any shares or other ownership interests in CBH (or any of its predecessors) was acquired; (viii) Contracts containing clauses that prohibit or restrict CBH from soliciting any employee, client or Referral Source of any other Person or otherwise prohibiting or restricting CBH from engaging in any business or from disclosing information with respect to CBH or the Business; and (ix) other Contracts material to the business of CBH (excluding Contracts which constitute Insurance Policies listed on Schedule 3.20). A description of each oral Specified Contract is included on Schedule 3.14, and true and correct copies of each written Specified Contract have been made available to Buyer.

3.14.2 Each Specified Contract is valid and in full force and effect, and is enforceable by CBH in accordance with its terms.

3.14.3 Except as set forth on Schedule 3.14: (i) neither CBH, nor NDTC, nor any other Person has violated, breached, or declared or committed any material default under, any Specified Contract; (ii) no event has occurred, and no circumstance or condition exists that will (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Specified Contract by CBH or NDTC or a violation or failure to comply with any Judgment or Law by CBH or NDTC or any other Person, (B) give CBH or any other Person the right to declare a default or exercise any remedy under any Specified Contract, (C) give CBH, or any other Person the right to accelerate the maturity or performance of any Specified Contract, or (D) give CBH or any other Person the right to cancel, terminate or modify any Specified Contract; (iii) neither CBH nor NDTC has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Specified Contract; and (iv) neither CBH nor NDTC has waived any of its rights under any Specified Contract. The consummation of the transactions contemplated by this Agreement will not give rise to a right of another party to terminate or modify any Specified Contract.

3.14.4 The performance of the Specified Contracts in accordance with their respective terms will not result in any violation of or failure to comply, in any material respect, with any Judgment or Law (including, without limitation, any non-profit Laws) applicable to CBH, NDTC or any other Party on or prior to the Closing Date.

3.14.5 Except as set forth on Schedule 3.14, no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to CBH or NDTC under any Specified Contract or any other term or provision of any Specified Contract.

3.14.6 The Specified Contracts are all the Contracts necessary and sufficient to operate the Business as currently operated and as operated by NDTC prior to the Contribution. Except as set forth on Schedule 3.14 (which such Schedule 3.14 shall include project budgets), there are no currently outstanding proposals or offers submitted by CBH or NDTC to any Referral Source, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of CBH or NDTC involving an amount or commitment exceeding $10,000 in any single case or an aggregate amount or commitment exceeding $25,000 in the aggregate.

3.15 Employees and Independent Contractors.

3.15.1 Schedule 3.15 contains an accurate and complete list of all of the employees of CBH or NDTC involved in the Business (including any employee of CBH or NDTC involved in the Business who is on a leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their social security numbers and principal residence address; (iii) their dates of hire; (iv) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (v) their last compensation changes and the dates on which such changes were made; and (vi) any specific bonus, commission or incentive plans or agreements for or with them.

3.15.2 Schedule 3.15 also contains an accurate and complete list of all sales representatives, independent contractors engaged by CBH or NDTC with respect to the

Business and (i) their tax identification numbers and state or country of residence; (ii) their payment arrangements; and (iii) a brief description of their jobs or projects currently in progress.

3.15.3 To the knowledge of the Companies and the Shareholder, except as limited by the specific and express terms of any employment Contracts listed on Schedule 3.15 and except for any limitations of general application which may be imposed under applicable employment Laws, and except as provided for in the severance policy attached as Schedule 3.15, CBH has the right to terminate the employment of each of its employees (and employees who were previously employed by NDTC and will be offered employment by CBH) at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such company’s disclosed severance pay policy.

3.15.4 NDTC and CBH are, and have been, is in compliance in all material respects with all Laws relating to employment practices. The Companies have delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Companies.

3.15.5 Neither Company has been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of either Company, nor has either Company been the target of a union organization drive.

3.15.6 Except as set forth on Schedule 3.15, since the incorporation date of CBH and NDTC, respectively, neither CBH nor NDTC has experienced any labor problem that was or is material to it. CBH’s relations with its employees and NDTC’s relations with employees who will be offered employment with CBH are currently on a good and normal basis.

3.15.7 To the knowledge of each Company and Shareholder: (i) no currently employed Identified Employee has received an offer to join a business that may be competitive with the Business; and (ii) no currently employed Identified Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that will have an adverse effect on (A) the performance by such Identified Employee of any of his duties or responsibilities as an employee of CBH, or (B) the Business as it is proposed to be conducted by CBH.

3.16 Employee Benefit Plans.

3.16.1 Schedule 3.16 contains an accurate and complete list and description of all of the (i) Employee Benefit Plans which each Company sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of each Company and/or their

ERISA Affiliates (collectively referred to as the “Employee Benefit Plans”), (ii) all employees employed by each Company affected or covered by the Employee Benefit Plan, (iii) all Obligations thereunder as of the Closing Date, and (iv) ERISA Affiliates. “ERISA Affiliate” means each subsidiary and any trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes, each Company or any subsidiary of each Company, within the meaning of Code Section 414(b), (c), (m) or (o). Accurate and complete copies of all of the Employee Benefit Plans have been provided to Buyer as well as the most recent determination letter issued, if any, or if none, Internal Revenue Service (“IRS”) opinion or advisory letter issued with respect to an Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, all pending applications for rulings, determination letters, opinion, no action letters and the like filed with any governmental agency (including the Department of Labor and the IRS), summary plan descriptions, services agreements, stop loss insurance policies, and all related contracts and documents (including, but not limited to, employee summaries and material employee communications), all closing letters, audit finding letters, revenue agent findings and similar documents. No Employee Benefit Plan is subject to Title IV of ERISA or Code Section 412. No Employee Benefit Plan is a multiple employer plan or multiemployer plan under Code Section 413(c) or 414(f). No employer other than CBH or an ERISA Affiliate is permitted to participate or participates in the Employee Benefit Plans and no leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, the Employee Benefit Plans. No Employee Benefit Plan promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by Code Section 4980B or comparable state statutes which provides for continuing health care coverage.

3.16.2 To the extent that each Company is not a party to a contract or insurance contract or policy through which a benefit with respect to a Employee Benefit Plan is provided, all other contracting parties to such contract(s) and insurance companies, as applicable, have consented to the participation by each Company in the Employee Benefit Plan for the benefit of the employees of CBH. Except as set forth on Schedule 3.16, each Employee Benefit Plan that provides a health benefit is fully insured parties and no facts exist which could form the basis for any denial of coverage under such policy.

3.16.3 With respect to the Employee Benefit Plans, each Company and each ERISA Affiliate will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

3.16.4 To the knowledge of the Companies and the Shareholder, each Company has delivered to Buyer an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any Government Body with regard to each of the Employee Benefit Plans and the most current actuarial report, if any, with regard to each of the Employee Benefit Plans.

3.16.5 To the knowledge of the Companies and the Shareholder, all of the Employee Benefit Plans are, and have been, operated in compliance in all material respects with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a), each such plan has been determined by the IRS to be so qualified as to form. To the knowledge of the Companies and the Shareholder, no Employee Benefit Plan is a “MEWA” as defined in Section 3(4)(A) of ERISA. To the knowledge of the Companies and the Shareholder, no non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Employee Benefit Plan. Neither Company nor any ERISA Affiliate has incurred, nor to the knowledge of the Companies and the Shareholder, will incur, any tax liability or civil penalty, damages, or other liabilities arising under Section 502 of ERISA, resulting from a Employee Benefit Plan with respect to any matter arising on or before the Closing Date.

3.16.6 To the knowledge of the Companies and the Shareholder, neither the execution and delivery of this Agreement nor the consummation of the transactions hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from either Company or any ERISA Affiliate under any of the Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

3.16.7 To the knowledge of the Companies and the Shareholder, there are no pending Proceedings that have been asserted or instituted against any of the Employee Benefit Plans, the Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of the Companies and the Shareholder, there are no facts which could form the basis for any such Proceeding. There are no investigations or audits by any Government Body of any of the Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the knowledge of the Companies and the Shareholders, threatened, and, to the knowledge of the Companies and the Shareholders, there are no facts which could form the basis for any such investigation or audit.

3.16.8 To the knowledge of the Companies and the Shareholder, each Company and/or its ERISA Affiliates can terminate each the Employee Benefit Plan without further liability to either Company and/or its ERISA Affiliates. To the knowledge of the Companies and the Shareholder, no action or omission of either Company, any ERISA Affiliate or any director, officer, or agent thereof in any way restricts, impairs or prohibits CBH or any successor from amending, merging, or terminating any Plan in accordance with the express terms of any such plan and applicable law.

3.17 Clients, Payers and Suppliers. Except as set forth on Schedule 3.17, the present relationship of NDTC with its clients, payers, suppliers and providers which are related to the Business and CBH with its payers, suppliers. Referral Sources and providers is on a good and normal basis, and neither Company is experiencing any material problems with such clients, payers, suppliers, Referral Sources or providers. Except as set forth on Schedule 3.17, for the one (1) year period prior to the Closing Date (except only for 30 days prior to the Closing Date as to providers), neither Company (but only related to the Business as to NDTC) has experienced termination of, or received notice of an intent to terminate, its relationship with such payers, suppliers, Referral Sources and providers. Each Company has made available to Buyer an accurate and complete copy of the most recent surveys of clients, families of clients and payers.

3.18 Taxes.

(a) Each Company has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable laws and regulations. All Taxes owed by each Company (whether or not shown on any Tax Return) have been paid. Neither Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Body in a jurisdiction where a Company does not file Tax Returns that a Company may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets of the Business that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) To the knowledge of the Companies and the Shareholder, except as set forth on Schedule 3.18, each Company has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required.

(c) Neither Company nor any director or officer (or employee responsible for Tax matters) of a Company expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state or local Tax audits or administrative Tax proceedings are pending or being conducted with respect to either Company. Neither Company nor any director or officer (or employee responsible for Tax matters) of a Company has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where the Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against either Company.

(d) Schedule 3.18 (i) lists all federal, state, local and foreign Tax Returns filed with respect to the Companies for taxable periods ending on or after January 1, 2001; (ii) indicates those Tax Returns that have been audited; and (iii) indicates those Tax Returns that currently are the subject of an audit. Each Company has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by either Company since January 1, 2000.

(e) Neither Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The unpaid Taxes of CBH (i) did not, as of March 31, 2005, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (with respect to CBH) and on the balance sheet of NDTC (with respect to NDTC) and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of either Company in filing its Tax Returns. Since Unaudited Balance Sheet Date neither Company has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Each Company has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated. Each Company has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).

(h) Neither Company (i) is or has been a party to any Tax allocation or sharing agreement or (ii) has not been a member of an Affiliated Group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return or has a liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) Neither Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) CBH is not bound by any contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

(k) Except as provided for on Schedule 3.18, neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transactions or any excess for account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (v) prepaid amount received on or prior to the Closing Date.

(l) Each Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code for federal income tax purposes and for state and local income and franchise tax purposes at all times since its formation, and each Company will be an S corporation for the aforesaid purposes up to and including the Closing Date.

3.19 Proceedings and Judgments.

3.19.1 Except as set forth on Schedule 3.19: (i) no Proceeding relating to the Business is currently pending or, to the knowledge of each Company and the Shareholder, threatened, nor has any Proceeding occurred, to which a Company was a party, or by which a Company or any Assets of NDTC (relating to the Business) or CBH or the Business are or was materially affected; (ii) no Judgment relating to the Business is currently outstanding, nor has any Judgment been outstanding at any time against either Company since the formation date of each Company, or by which either Company or any Assets (related to the Business) or the Business are or were materially affected; and (iii) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge, statutory or other claim or charge of any nature has been asserted or, to the knowledge of each Company and the Shareholder, threatened by or against each Company (relating to the Business as to NDTC), which would constitute a Material Adverse Effect, at any time since January 1, 2000, and, to the knowledge of each Company and the Shareholder, there is no reasonable basis for any such claim. Except as set forth on Schedule 3.19, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, directly or indirectly, give rise to or serve as a basis for the commencement of any Proceeding related to the Business described in this Section 3.19.1, which would constitute a Material Adverse Effect.

3.19.2 As to each matter described on Schedule 3.19, accurate and complete copies of all pertinent and material pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.

3.19.3 To the knowledge of each Company and the Shareholder, no officer or employee of either Company is subject to any Judgment relating to the Business that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

3.19.4 There is no proposed Judgment relating to the Business that, if issued or otherwise put into effect, (i) could reasonably be expected to have a Material Adverse Effect on the business, condition, assets, technology, liabilities, operations, employees, financial performance, revenues, net income, political environment, economic environment or prospects of or with respect to the Business as to be conducted by CBH (or on any aspect or portion thereof) or on the ability of CBH or NDTC to comply with or perform any covenant or obligation under this Agreement, or (ii) would have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

3.20 Insurance. Schedule 3.20 contains an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Employee Benefit Plans described on Schedule 3.16) currently owned or maintained by each Company. Except as set forth on Schedule 3.20, accurate and complete copies of all Insurance Policies described or required to be described on Schedule 3.20 have been delivered to Buyer. Each such Insurance Policy is in full force and effect; neither Company has received notice of cancellation with respect to any such Insurance Policy; and, to the knowledge of the Companies and the Shareholders, there is no basis for the insurer thereunder to terminate any such Insurance Policy. Except as set forth on Schedule 3.20, there are no claims that are pending under any of the Insurance Policies described on Schedule 3.20. Following Closing, NDTC has no obligation to maintain general liability insurance for the Business.

3.21 Environmental Matters.

3.21.1 To the knowledge of the Companies and the Shareholder, except as set forth in Schedule 3.21 to this Agreement, all activities at or upon the Leased Real Property or the Owned Real Property have been and are being conducted in compliance in all material respects with all Environmental Laws. Except as listed on Schedule 3.21 and heretofore provided to Buyer, to the knowledge of the Companies and the Shareholder, there has been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now or previously owned, operated, or leased by the Companies.

3.21.2 Except as set forth as Schedule 3.21, to the knowledge of the Companies and the Shareholder, no Hazardous Substance are or have been present at the Leased Real Property in such a manner as may require remediation under any applicable Environmental Law. Except as set forth in Schedule 3.21, no employee has brought a claim, or to the knowledge of the Companies and the Shareholder, threatened to bring a claim, against the Companies that an employee was harmed by workplace exposure to a Hazardous Substance, nor, to the knowledge of each of the Companies and the Shareholder is there any basis for such claim.

3.21.3 Except as set forth in Schedule 3.21 to the knowledge of the Companies and the Shareholder: (a) no Hazardous Substances are or have been present at the Leased Real Property in violation of Environmental Laws and (b) no underground or above ground storage tanks, active or abandoned, are or have been present at the Leased Real Property.

3.21.4 Except as disclosed in Schedule 3.21, neither the Companies nor the Shareholder, have been notified by any Government Body or third party of any violation by the Companies or liability of the Companies under any Environmental Law. To the knowledge of the Companies and the Shareholder, there are no pending civil, criminal, or administrative proceedings against the Companies under any Environmental Law arising out of or relating to the condition of the Leased Real Property or the Company’s activities thereon and neither Company has knowledge of any threatened civil, criminal or administrative proceedings under any Environmental Law against the Companies arising out of or relating to the condition of the Leased Real Property or the Companies’ activities thereon. Schedule 3.21 includes a correct and complete list of the Companies’ registrations with, licenses, authorizations or approvals from, or Permits issued by, Government Bodies necessary to conduct each Company’s activities at the Leased Real Property in compliance with the Environmental Laws, all of which are in full force and effect, so as to not have a Material Adverse Effect.

3.21.5 To the knowledge of the Companies and the Shareholder, Schedule 3.21 includes a correct and complete listing of all facilities at which: (a) each Company has treated or disposed of Hazardous Substances; (b) any third party under contract with such Company disposes or has treated or disposed of Hazardous Substances received from such Company. The generation, treatment, storage, transportation and disposal of such Hazardous Substances was and is in material compliance with all Environmental Laws applicable at the time of generation, treatment, storage, transportation and disposal. Except as disclosed on Schedule 3.21 to the knowledge of the Companies and the Shareholder, no facility at which such Hazardous Substances were or are disposed, recycled, treated or stored on the Leased Real Property is the subject of a legal action under any Environmental Law brought by any Government Body, agency or third party, or is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or under any similar state statute.

3.21.6 Except as set forth on Schedule 3.21, neither of the Companies nor Shareholders have knowledge of any facts or circumstances relating to the Business or the Leased Real Property that could lead to environmental claims, liabilities or responsibilities being ascribed against Buyer and to the knowledge of the Companies and the Shareholder neither of the Companies nor Shareholder have retained or assumed by Contract, operation of law or otherwise, any liability or responsibility for any environmental claim or condition.

3.22 Questionable Payments. To the knowledge of the Companies and the Shareholder, none of the current or former shareholders, owners, directors, managers, executives, officers, representatives, agents or employees of either Company (when acting in such capacity or otherwise on behalf of either Company or any of its predecessors): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time since the formation date of each Company, any false or fictitious entries on the books and records of each Company; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of either Company; or (g) has made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of either Company.

3.23 Third Party Payers.

3.23.1 Except as set forth on Schedule 3.23.1, CBH holds all Permits (and such Permits are listed on Schedule 3.5) are all that are necessary for participation in, and are a party to a valid provider agreement for payment by applicable social service payers or applicable Government Programs for the provision of behavioral health rehabilitation services, partial hospitalization services, social services or other services applicable to the Business (the “Applicable Governmental Programs”). Without in any way limiting the prior sentence, each service location of each Company is eligible to receive payments pursuant to a Applicable Government Program. Each Company is in compliance in all material respects with all conditions of participation in and eligibility requirements for Applicable Government Programs. Neither Company has an obligation with an Applicable Government Body or Law to file cost reports or similar filings. Neither Company (but only related to the Business as to NDTC) has received any notice of pending or possible investigations by, or loss of participation in, any of the Applicable Government Programs. All billing practices of each Company related to the Business with respect to all third party payers, including the Applicable Government Programs and private insurance companies, have been true, fair and correct and in material compliance with all applicable Laws and policies of all such third party payers, and neither Company has billed for or received any payment or reimbursement in excess of amounts allowed by applicable Laws. Except for as set forth on Schedule 3.23.1, neither of the Companies nor the Shareholder have knowledge of (i) any statutory or regulatory changes or any administrative rulings which would adversely affect the Business, (ii) any retroactive and/or prospective rate adjustments or pending, or threatened, recapture, offset, recoupment or withholding of payments which would affect the level of program payments received by either Company, and/or (iii) any freezes and/or funding reductions related to payments received by either Company (in connection with services rendered by either Company) from any Government Programs applicable to the Business or other third party payors and/or (iv) any currently pending or threatened investigations of either Company by, or loss or suspension of participation in, any Applicable Government Programs. There are, and there have been, no caps or ceilings applicable to payments related to the Business.

3.23.2 Neither Company has any Obligation to any third party fiscal intermediary or carrier administering the Applicable Government Programs, directly to such Government Programs or any Government Body or to any other third party payer for the recoupment of any amounts previously paid to either Company related to the Business by any such third party fiscal intermediary or carrier, such Government Program or other third party payer, except for such non-material adjustments as may exist from time to time in the ordinary course of business. Currently, there are no such adjustments outstanding. There are no pending and, to the knowledge of the Companies and the Shareholder, threatened actions by any third party fiscal intermediary or carrier, Applicable Government Program or other third party payer to suspend payments to either Company related to the Business.

3.24 Referral Relationships. To the knowledge of the Companies and the Shareholder, neither of the Companies or the Shareholder, nor any agent acting on behalf or for the benefit of either Company, in relation to the Business (i) has offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present clients, Referral Sources, suppliers, contractors or third party payers in order to obtain business or payments for such persons, (ii) has given or agreed to give, or has knowledge that there has been made or that there is any agreement to make, any gift to or gratuitous payment of any kind (whether in money, property or services) to any then-existing or potential client, supplier, contractor, third party payer or any other person, (iii) has made or agreed to make, or has knowledge that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, (iv) has established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books for any reason, or (v) has made or agreed to make or has knowledge that there has been made or that there is an agreement to make a payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment. As is set forth on Schedule 3.24, each Company has furnished to Buyer true and complete copies of any contract, lease agreement or other written arrangement and has advised Buyer of any oral arrangements, including any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency or other person or entity who is in a position to make or influence referrals to the Business to or otherwise generate business for the Business.

3.25 Service Facilities; Service Level Indicators. Schedule 3.25 sets forth with respect to each Company (but only with respect to the Business as to NDTC): (i) each service facility or office by location, (ii) the type of service conducted from such facility, (iii) an indication of whether such facility was developed or acquired including the year of development or acquisition, as the case may be, and (iv) the average daily client count for each such facility for the twelve months ending April 30, 2005.

3.26 Related Party Transactions. Except as set forth on Schedule 3.26 and except for any employment Contracts listed on Schedule 3.14, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among either Company (but only with respect to the Business as to NDTC) and any Related Party of either Company.

3.27 Brokerage Fees. Except as set forth on Schedule 3.27, no Person acting on behalf of either Company is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated hereby.

3.28 Inapplicability of Antitakeover Laws. Neither Company is subject to any state takeover law that might apply to the transactions contemplated hereby.

3.29 Full Disclosure. To the knowledge of the Companies and the Shareholder, no representation or warranty made by the Companies and the Shareholder in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. To the knowledge of the Companies and the Shareholder, the copies of documents, if any, attached as Schedules to this Agreement or otherwise delivered to Buyer in connection with the transactions contemplated hereby, are accurate and complete in all material respects, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Buyer’s understanding thereof in any material respect.

3.30 Solvency. Neither Company is now insolvent an will not be rendered insolvent by any of the transactions contemplated herein (including the Contribution). As used in this Section 3.31, “insolvent” means that the sum of the debts and other probable Obligations of a Person exceed the fair present saleable value of such Person’s assets. Immediately after giving effect to the transactions contemplated herein (including the Contribution transaction): (i) each Company will be able to pay its Obligations as they become due in the usual course of business, (ii) neither Company will have unreasonable small capital to operate or conduct its business, (iii) each Company will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against each Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other Obligations of such Company. The cash available to each Company, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.31 Investment Matters. All of the shares of Common Stock to be issued to the Shareholder is being acquired by the Shareholder for the Shareholder’s own account and for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of such shares of Common Stock. Shareholder has had access to and has reviewed the Buyer’s SEC Documents. Shareholder has had the opportunity to ask questions and receive answers from Buyer concerning Buyer, and has been furnished with all other information about Buyer Shareholder has requested. Shareholder is an “accredited” investor as defined in Rule 501(a) of the Securities Act of 1933, as amended. Shareholder has sufficient knowledge and experience in business and financial matters to evaluate the merits and risks of an investment in the Common Stock. Shareholder understands that such shares are not registered (under federal securities laws or state securities laws) and appropriate legends will be affixed the share certificates in that regard. Shareholder also understands that such shares can not be sold unless there is an exemption from such registration.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Knowing that CBH, NDTC and the Shareholder are relying thereon, Buyer represents and warrants to NDTC, CBH (such representations and warranties to CBH to expire on the Closing Date) and the Shareholder as of the date of this Agreement, and covenants with NDTC, CBH (such covenants of CBH to expire on the Closing Date) and the Shareholder, as follows:

4.1 Organization. Buyer is a corporation that is duly organized, validly existing and in good standing under the corporate Laws of its jurisdiction of incorporation. Buyer possesses the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement.

4.2 Agreement. Buyer’s execution, delivery and performance of this Agreement and the agreements and instruments contemplated hereby, and its consummation and performance hereunder of the transactions contemplated by this Agreement and under related agreements and instruments: (a) have been duly authorized by all necessary corporate actions by its board of directors; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer is a party or by which Buyer is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to its businesses or Assets, or to the transactions contemplated by this Agreement; and (e) do not require the Consent of any Person other than Buyer’s lender(s). This Agreement and the agreements and instruments contemplated hereby constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

4.3 SEC Documents, Financial Statements. Since January 1, 2004, Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities and Exchange Act of 1934 (“Exchange Act”) on a timely basis (all of the foregoing, together with all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, the information contained in the SEC Documents, when viewed in the context of the total mix of information publicly available concerning Buyer, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.4 Common Stock. The Common Stock is validly issued, fully paid and nonassessable shares of Buyer’s Common Stock with no personal liability attaching to the ownership thereof and is free and clear of all Encumbrances, other than those set forth in the Pledge Agreement.

SECTION 5. CLOSING

5.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Blank Rome LLP at 10:00 a.m., Philadelphia, Pennsylvania time, on or before June 15, 2005, or at such other time and place mutually agreeable to the parties, provided the date of such Closing is no earlier than the day the last of the conditions in Section 7 and Section 8 is fulfilled or waived, subject in all cases to the provisions of Section 11. The date on which Closing occurs is referred to herein as the “Closing Date.”

SECTION 6. RELEASE AND COVENANT NOT TO SUE

6.1 Release. NDTC and the Shareholder, jointly and severally, for themselves, their heirs, executors, administrators, personal representatives, predecessors, agents, successors (by merger or otherwise) and assigns (as applicable) hereby fully release, remise and forever discharge the Buyer and CBH and their past, present and future agents, representatives, employees, officers, directors, affiliates, controlling persons, shareholders, partners, subsidiaries, predecessors, successors (by merger or otherwise) and assigns (collectively, the “Released Persons”) from any and all claims, demands, actions, causes of action, rights, suits, accountings, judgments, obligations, covenants, contracts, agreements, duties, debts and liabilities and obligations of whatsoever kind or nature, fixed or contingent, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, the “Claims”) which the NDTC and the Shareholder or their heirs, executors, administrators, personal representatives, predecessors, successors (by merger or otherwise) and assigns now have, have ever had or may hereafter have against the respective Released Persons on account of, arising out of or relating in any way to any matter, cause or event relating solely to time periods on or prior to the Closing Date, including, but not limited to, such claims relating to or in connection with (i) the business or operations of NDTC, (ii) Shareholder’s ownership of stock in NDTC or CBH prior to the date hereof, (iii) NDTC’s ownership of certain assets contributed to CBH, and (iv) Shareholder’s management, directorship and/or employment positions with CBH and NDTC; provided however, it shall be understood that the release set forth in this Section 6.1 shall specifically exclude any Claims against the Released Persons arising under the express provisions of this Agreement and any agreement, document or certificate specifically contemplated therein or thereby.

6.2 Covenant Not to Sue. NDTC and the Shareholder, jointly and severally, hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any proceeding of any kind against any Released Person, based on any matter purported to be released in Section 6.1.

6.3 Knowledge of Terms of Purchase Agreement and Effect of Release. NDTC and the Shareholder understand the legal effect of the release and covenant not to sue in Sections 6.1 and 6.2, respectively, and have had the opportunity to obtain all information necessary for their decision to enter into this Release.

6.4 Breach of the Agreement. Any breach of this Agreement by Buyer shall not effect the terms and provisions of this Section 6 or the enforceability of such terms and provisions.

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Closing of Buyer. Each and every obligation of the Buyer to enter into and complete Closing is subject, at Buyer’s option, to the fulfillment and satisfaction of each of the following conditions:

7.1.1 The representations and warranties of the Companies and the Shareholder, each contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Schedules to this Agreement will be complete, accurate and current on and as of the Closing Date. The Companies and the Shareholder will have performed and complied with all covenants, conditions and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Companies and the Shareholder will have delivered to Buyer a certificate, dated the Closing Date and signed by the President of each Company and the Shareholder to the foregoing effect.

7.1.2 There will not have occurred Material Adverse Effect to the Assets or the Business of the Companies.

7.1.3 No action, suit or proceeding will have been instituted before any court or Governmental Body or instituted or threatened by any Person which could materially affect the Assets, Obligations, financial condition or prospects of the Company or restrain or prevent the carrying out of the transactions contemplated hereby or seek damages in connection with such transactions.

7.1.4 Buyer’s Board of Directors shall have authorized the consummation of the transactions contemplated by this Agreement.

7.1.5 Buyer shall have received the consolidated, unaudited, internally prepared balance sheet of the Business prepared on an accrual basis in accordance with GAAP as of May 31, 2005 together with the statement of earnings and statement of cash flows for the five month period then ended.

7.1.6 All necessary approvals and/or filings (including Consents) for the transactions contemplated hereby to be obtained and/or will have been obtained and/or made, as the case may be, and shall be in full force and effect.

7.1.7 No Material Adverse Effect shall have occurred to the Business, Assets, Obligations, operations, or financial condition of the Companies from and as of the date of the Unaudited Balance Sheet Date to the Closing Date.

7.1.8 The satisfactory completion, as determined by the Buyer’s sole and absolute discretion, of Buyer’s due diligence regarding the Companies and any related transaction, including without limitation, Buyer’s review of the tax implications of the transactions contemplated hereby.

7.1.9 Buyer shall have obtained binding commitments necessary to finance all of the transactions contemplated by this Agreement and CBH’s working capital needs, in the sole determination of the Buyer.

7.1.10 The Companies shall have authorized the consummation of the transactions contemplated by this Agreement by proper approval of its equity owners and directors.

          7.1.11 Any and all Obligations of CBH:

7.1.11.1 due to the Shareholder or their Related Parties or affiliates (collectively referred to as the “Company Obligations”) shall have been paid off by CBH in full satisfaction of such Obligation(s) on or prior to the Closing Date; and

7.1.11.2 which constitute long-term debt (including the current portion of any long term debt) shall have been paid off by CBH in full satisfaction of such Obligation(s) on or prior to the Closing Date.

7.1.12 Buyer’s senior lender, HBCC, shall have consented to the transactions contemplated herein, including without limitation, the Contribution.

7.1.13 CBH’s and NDTC’s pre-transaction professional and general liability insurance will continue to be in full force and effect to the satisfaction of the Buyer, or Buyer is able to procure new professional and liability insurance that is acceptable in all respects to CBH’s payers.

7.1.14 At Closing, all of CBH’s Permits (including, without limitation, the partial hospitalization program certificate of compliance and the accreditation of the Joint Commission for the Accreditation of Healthcare Organizations) and Contracts shall be in full force and effect and no Consent with respect to the Transaction is necessary including with respect to the partial hospitalization program certificate of compliance.

7.1.15 At Closing, CBH fixed assets used in the Business shall be at least equivalent to the fixed assets of NDTC as used in the Business on December 31, 2004 plus any fixed assets acquired thereafter and used in the Business, all determined in accordance with GAAP.

7.1.16 NDTC shall have transferred those Assets set forth on the schedules to the Contribution Agreement to CBH and the Contribution shall have been completed, including a certificate evidencing the amount of NDTC’s Accounts Receivables which shall be secured by a first lien security interest in such Accounts Receivables.

7.1.17 The deliveries set forth in Section 8.1 shall have occurred.

7.2 Conditions Precedent to Closing of NDTC and Shareholder. Each and every obligation of the Shareholder to enter into and complete Closing is subject, to the fulfillment and satisfaction of each of the following conditions:

7.2.1 The representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer will have delivered to the Shareholder a certificate, dated the Closing Date, and signed by an authorized officer of Buyer to the foregoing effect.

7.2.2 All necessary approvals and/or filings for the transactions contemplated hereby to be obtained and/or made by Buyer, if any, will have been obtained and/or made, as the case may be, and shall be in full force and effect.

7.2.3 No action, suit or proceeding will have been instituted before any court or government body or restricted or threatened by any Person which could materially prevent the carrying out of the transactions contemplated hereby.

7.2.4 The Buyer’s Board of Directors shall have authorized the consummation of the transactions contemplated by this Agreement.

7.2.5 The deliveries set forth in Section 8.2 shall have been caused to be made by Buyer.

SECTION 8. DELIVERIES AT CLOSING

8.1 The Companies’ and the Shareholder’s Deliveries at Closing. Each of the Companies and the Shareholder, as applicable, shall deliver to Buyer at Closing:

8.1.1 An Assignment of equity interests or stock power assigning all of the Equity Interests owned by the Shareholder to Buyer.

8.1.2 Good standing certificate or the equivalent for each Company, dated no earlier than ten (10) days before the Closing Date, from the applicable jurisdiction of incorporation or formation and from each other jurisdiction in which each Company is qualified or registered to do business as a foreign corporation.

8.1.3 (a) A certified copy of the Certificate of Incorporation, and each amendment thereto, of each Company, from the secretary of state of the jurisdiction in which each Company is organized, and (b) a copy of the each Company’s bylaws and each amendment thereto, as applicable, as certified by each Company’s secretary.

8.1.4 Copies of the resolutions duly adopted by each Company authorizing each Company to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of each Company, as applicable, as in full force and effect, without modification or rescission, on and as of the Closing Date.

8.1.5 Certificate of the Secretary of each Company as to the incumbency and signatures of the officers of each Company executing this Agreement;

8.1.6 The Pledge Agreement duly executed by the Shareholder in the form of Exhibit 8.1.6 (the “Pledge Agreement”) along with the Common Stock which Buyer shall deliver to the Shareholder at Closing and which the Shareholder immediately shall in turn then deliver to Buyer to be held by Buyer under the Pledge Agreement.

8.1.7 Duly executed resignations of each director and officer of CBH, other than as specified by the Buyer.

8.1.8 The minute books, equity transfer books and seal of CBH.

8.1.9 Release statements or termination statements and any other termination documents terminating all Encumbrances and claims in and to the Assets (including the Assets transferred pursuant to the Contribution) and Equity Interest and the Leased Real Property.

8.1.10 Receipts acknowledging Buyer’s payment to the Shareholder of the Purchase Price.

8.1.11 Copies of all Consents listed on Schedule 3.2, to the satisfaction of Buyer.

8.1.12 All keys to safe deposit boxes of CBH and authorized forms to change (i) the permitted users of the safe deposit boxes and (ii) permitted users and authorized persons for banking relationships.

8.1.13 The legal opinion of Pepper and Hamilton LLP, counsel to each Company and the Shareholder, in form and substance acceptable to Buyer.

8.1.14 Employment agreements (with restrictive covenants) with George Kelly, satisfactory to Buyer.

8.1.15 Landlord waiver and estoppel certificates (for CBH’s administrative headquarters and other office space) shall have entered into and delivered, to the satisfaction of the Buyer.

8.1.16 All other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.2 Buyer’s Deliveries at Closing. Buyer shall deliver to the Shareholder at Closing:

8.2.1 Wire transfers of immediately available United States federal currency in the amounts and to the recipients specified in Section 2.2.2.1 herein.

8.2.2 A Good Standing Certificate of Buyer, dated within ten days of the Closing Date.

8.2.3 Copies of the resolutions duly adopted by the Board of Directors of Buyer, authorizing Buyer to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, certified by an officer of Buyer as in full force and effect, without modification or rescission, on and as of the Closing Date.

8.2.4 A certificate of the Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement.

8.2.5 The Note duly executed by Buyer in the form attached hereto as Exhibit 2.2.2.2.

8.2.6 The Common Stock and Registration Rights Agreement executed by Buyer and the Shareholder in the form attached hereto as Exhibit 2.2.2.3(b). The Common Stock shall then be immediately delivered to Buyer to be held under the Pledge Agreement.

SECTION 9. CERTAIN OBLIGATIONS AFTER CLOSING

9.1 Post-Closing Cooperation of the Parties.

9.1.1 From and after the Closing Date: (a) NDTC and the Shareholder shall use best efforts to cooperate with Buyer to transfer to Buyer the full control and enjoyment of the Business and Assets of CBH and NDTC with respect to the Business (including any and all information contained on databases, servers and financial systems); (b) NDTC and the Shareholder shall not take any action, directly or indirectly, alone or together with others, that obstructs or impairs the smooth assumption by Buyer of control of the Business and the Assets, (c) NDTC and the Shareholder shall promptly deliver to Buyer all correspondence, papers, email messages (including those on NDTC’s computers and servers relating to the Business) documents and other items and materials received by them or found to be in their possession which pertain to the Business or the Assets of CBH and (d) NDTC and the Shareholder shall use best efforts to cooperate with Buyer in connection with (a) the preparation and audit of any financial statements of CBH, including, without limitations, where appropriate, providing such reasonable accurate management representation letters as are required in connection with such audit and (b) the transition of all information systems (and NDTC and Shareholder shall direct its information technology staff to so cooperate). At any time and from time to time after the Closing Date, at Buyer’s request and without further consideration, NDTC and the Shareholder, as applicable, shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the transactions contemplated by this Agreement and fully carry out the purposes and intent of this Agreement including without limitation such documents and actions as may be required in connection with the continuation or termination of the Employee Benefit Plans, the adoption of the Buyer’s Employee Benefit Plans and the filing of Tax Returns of CBH for all periods ending on, before or including the Closing Date. Notwithstanding the foregoing, NDTC and the Shareholder shall promptly deliver to Buyer all correspondence, papers, email messages (including those on NDTC’s computers and servers relating to the Business) documents and other items and materials used by them or received by them or found to be in their possession which pertain to or were used in obtaining the JCAHO accreditation (initially or any subsequent re-survey) of NDTC.

9.2 Preparation of Tax Returns.

9.2.1 Tax Return Periods Through the Closing Date. The Shareholder shall prepare or cause to be prepared all Tax Returns with respect to CBH for taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date (“Pre-Closing Tax Periods”). At least fifteen days prior to the due date of such Pre-Closing Tax Period Tax Returns (including applicable extension periods), the Shareholder shall provide Buyer with a copy of such Pre-Closing Tax Period Tax Returns for review and shall accept any such comments which are reasonable. The Pre-Closing Tax Period Tax Returns shall include the income and other tax attributes of CBH for all applicable periods ending on or before the Closing Date. The Shareholder shall pay all Taxes that are shown as due on the Pre-Closing Tax Period Tax Returns. The income, loss and other deductions of CBH through the Closing Date shall be computed as if its taxable year ended on and included the Closing Date.

9.2.2 Tax Return Periods Straddling the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Tax Period”), the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (a) in the case of any Tax other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by law) of the Companies.

9.2.3 Tax Return Periods After the Closing Date. Buyer shall timely prepare and file or cause to be timely prepared and filed all Tax Returns for CBH required to be filed for taxable periods beginning after the Closing Date. Buyer shall timely pay or cause to be paid the amount of Taxes due shown on such Tax Returns.

9.3 Cooperation on Tax Matters.

9.3.1 Buyer, the Companies and the Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any Tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and the Shareholder agree (A) to retain all books and records with respect to Tax matters pertinent to CBH relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or either Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, either Company or the Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

9.3.2 Buyer, the Companies and the Shareholder agree, upon request, to use commercially reasonable efforts to obtain any ruling, certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.3.3 The Companies and the Shareholder agree to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which either Company has participated.

9.4 Amended Returns. Any amended Tax Return of CBH or claim for Tax refund on behalf of CBH for any period for which the Shareholder is responsible under Section 9.2 shall be filed, or caused to be filed, only by Shareholder. CBH shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of each of CBH or Buyer for any period ending on or after the Closing Date. Any other amended Tax Return of CBH or claim for Tax refund on behalf of CBH shall be filed, or caused to be filed, only by Buyer.

9.5 Restrictive Covenants.

9.5.1 Confidentiality Covenants.

9.5.1.1 Buyer recognizes that NDTC and the Shareholder have acquired valuable information concerning the Business, its customers, its internal and external processes, and other proprietary information and/or may acquire valuable information concerning Buyer, its business, its customers, its internal and external processes, and other proprietary information. NDTC and the Shareholder agrees that all such information is confidential and shall not be disseminated, shared, given, revealed, sold, assigned, transferred or otherwise delivery in any way or in any manner to any Person not a party to this Agreement, except to NDTC’s or the Shareholder’s attorneys or accountants, but only to the extent such information is reasonably necessary for the express purpose of that advisor. Such advisors shall be similarly bound to the confidentiality provision set forth herein. NDTC and the Shareholder agree that this Section 9.5.1.1 shall survive the termination of the Agreement for five (5) years beyond the effective termination date of this Agreement.

9.5.1.2 NDTC and Shareholder recognizes that Buyer has acquired valuable information concerning NDTC’s non-Business related businesses, its customers, its internal and external processes, and other proprietary information and/or may acquire valuable information concerning NDTC, its business, its customers, its internal and external processes, and other proprietary information. Buyer agrees that all such information is confidential and shall not be disseminated, shared, given, revealed, sold, assigned, transferred or otherwise delivery in any way or in any manner to any Person not a party to this Agreement, except to Buyer’s attorneys or accountants, but only to the extent such information is reasonably necessary for the express purpose of that advisor. Such advisors shall be similarly bound to the confidentiality provision set forth herein. Buyer agrees that this Section 9.5.1.2 shall survive the termination of the Agreement for five (5) years beyond the effective termination date of this Agreement.

9.5.2 Noncompetition Covenant. For a period of five (5) years after the Closing Date (the “Restricted Period”), NDTC and the Shareholder, directly, indirectly or either alone or through an Affiliate, as an owner (except as a stockholder owning beneficially or of record less than five percent (5%) of the outstanding shares of any class of publicly traded stock of any issuer), manager, consultant, independent contractor, advisor, proprietor, partner, shareholder, director, officer, employee, agent, lender, guarantor or otherwise, shall not, without the prior written consent of Buyer, engage in the Business:

(i)	within Cambria, Blair, Bedford and Somerset counties in the Commonwealth of Pennsylvania and any county contiguous to such counties;

(ii)	the three counties in Pennsylvania (Clearfield, Jefferson, and Cameron) where NDTC and/or the Shareholder has conducted negotiations and/or contemplated initiating the Business;

(iii)	the counties in Pennsylvania commonly referred to as the “T-Bone” counties: Fulton, Franklin, Adams, Cumberland, Perry, Juniata, Mifflin, Huntington, Centre, Clearfield, Jefferson, Clarion, Forest, Venango, Warren, McKean, Potter, Crawford, Cameron, Clinton, Tioga, Bradford, Susquehanna, Wyoming, Sullivan, Lycoming, Union, Snyder, Northumberland, Montour, Columbia, Schuylkill, Carbon, Monroe, Pike, Wayne, Mercer, Butler, Armstrong, Lackawanna, Luzerne, Lebanon, Dauphin and Indiana;

(iv)	the counties where Providence presently operates in Pennsylvania through its wholly owned subsidiary, Pottsville Behavioral Services, Inc. and/or through the management of RedCo, Inc.: Schuykill, Carbon, Monroe, Pike, Berks, Luzerne, Northumberland and Lehigh and any county contiguous to such counties; and

(v)	the entire Commonwealth of Pennsylvania.

Provided, however, the geographic area where NDTC and the Shareholder are prohibited from providing partial hospitalization program services is limited to Cambria County, Pennsylvania.

Notwithstanding the foregoing, during the Restricted Period, NDTC and the Shareholder may engage in the business or provision of the following activities anywhere in the Commonwealth of Pennsylvania, except where otherwise limited:

(i)	partial hospitalization programs and services (with the exception of providing a children’s partial hospitalization program and services in Cambria County, Pennsylvania);

(ii)	outpatient psychiatric and psychological services in an office environment (not home, school or community based);

(iii)	family based mental health services pursuant to the contract between Nulton Diagnostic & Treatment Center, P.C. and Cambria County dated July 1, 2004, and as renewed, only in Cambria County, Pennsylvania and in no event shall Nulton Diagnostic & Treatment Center, P.C. modify the contract or its performance thereunder in any respect so that a consequence may result in competition with the Business;

(iv)	residential treatment programs and services in a residential treatment facility or a group home;

(v)	billing services except that NDTC and the Shareholder shall not provide any billing services for or related to BHRS throughout Pennsylvania;

(vi)	hospital consultations;

(vii)	psychological evaluations;

(viii)	services in a school primarily in groups by a psychiatrist, licensed psychologist or licensed masters level professional consisting of crisis intervention counseling or educational assessments.

Nothing in this Agreement shall prevent the Shareholder from using his surname in any professional, business or personal manner.

For the purposes of this Agreement, “Affiliate” of a Person shall mean any Person who, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, family relationship or otherwise.

9.5.3 Noninterference Covenant. During the Restricted Period, NDTC and the Shareholder, directly, indirectly or through an Affiliate, as an owner (except as a stockholder owning beneficially or of record less than five percent (5%) of the outstanding shares of any class of publicly traded stock of any issuer), manager, consultant, independent contractor, advisor, proprietor, partner, shareholder, director, officer, employee, agent, lender, guarantor or otherwise, shall not, without the prior written consent of Buyer, (i) induce or attempt to induce the Pennsylvania Department of Public Welfare (“DPW”) and its Office of Medical Assistance Programs (“OMAP”) to cease doing business with the Buyer or an Affiliate of Buyer in regard to the Business, or in any way interfere with the relationship between DPW, OMAP and the Buyer and its Affiliates in regard to the Business or (ii) cause, induce or attempt to cause or induce or any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Buyer to cease doing business with Buyer and its Affiliates regarding the Business, or in any way interfere with its relationship with Buyer and its Affiliates in regard to the Business.

9.5.4 Use of Name Covenant. Neither the name “Nulton Diagnostic & Treatment Center, P.C.” nor “Nulton” is being transferred to CBH pursuant to the Contribution. Following Closing, neither Buyer nor CBH shall use or refer to the name “Nulton Diagnostic & Treatment Center, P.C.,” “Nulton” or any combination thereof, without the prior written consent of Shareholder, except that CBH may refer to itself as “Formerly part of the behavioral health rehabilitation services and partial hospitalization program services of ‘Nulton Diagnostic & Treatment Center, P.C.” until the one year anniversary of the Closing Date.

9.5.5 Enforcement of Covenants. The parties hereto declare that it is impossible to measure in money the damages that will accrue to a party or parties in the event that the other party or parties breaches any of the covenants set forth in this Section 9.5 (“Restrictive Covenants”). In the event that a party or parties breaches any such Restrictive Covenant, the other party or parties shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond), restraining the breaching party, from violating such Restrictive Covenant. The breaching party hereby waive the claim or defense that the other party has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the other party has an adequate remedy at law. The parties hereby agree that the Restricted Period shall be extended, by any period during which a breaching party is found to be in violation of, or to have violated, these Restrictive Covenants.

9.5.6 Acknowledgements. Buyer is acquiring the Business ( including its goodwill, staff, internal and external processes, customers, and other proprietary information) and paying the Purchase Price in anticipation of operating the Business in the counties where it presently is being operated, expanding the Business to the three counties NDTC and/or the Shareholder has entered into expansion negotiations or contemplated expansion, the so called T-Bone counties, the counties where Pottsville Behavioral Services, Inc. and ReDco , Inc. operate and all counties contiguous to the aforementioned counties plus the entire Commonwealth of Pennsylvania. Each of NDTC and the Shareholder is aware of Buyer’s intentions and acknowledges that Buyer has stated that the Purchase Price Buyer is willing to pay would be substantially less without the Restrictive Covenants. NDTC and the Shareholder has agreed to in this Section 9. Each of NDTC and the Shareholder acknowledge that the Restrictive Covenants are reasonable and necessary to protect the Buyer’s legitimate business interests.

9.5.7 Scope. If any portion of any Restrictive Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Restrictive Covenants is ever disputed or determined to be unenforceable because of its scope, duration, geographical area or other similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Restrictive Covenant to the extent it believes is lawful and appropriate.

9.6 Tax Election. Shareholder shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under foreign, state and local Tax Laws) with respect to the purchase and sale of the CBH Stock hereunder (a “Section 338(h)(10) Election”). Shareholder will include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent permitted by applicable Law. Shareholders shall also pay any Tax imposed on CBH attributable to the making of the Section 338(h)(10) Election, including (a) any Tax imposed under Section 1374 of the Code, (b) any Tax imposed under Regulation Section 1.338(h)(10)-1(d)(5), (c) any Tax imposed under Section 338(g) of the Code (or any corresponding election under foreign, state and local Tax Laws) or (d) any Tax imposed on any gain of CBH.

The Purchase Price and the liabilities of CBH will be allocated to the Assets of CBH (“CBH Allocation”) by all of the parties for all purposes (including Tax and financial accounting) in accordance with the methodology set forth in Exhibit 9.6. Within thirty (30) days following the determination of the Final Working Capital pursuant to Section 2.2.3 hereof, Shareholder shall prepare and send to Buyer the CBH Allocation prepared in accordance with Exhibit 9.6. Shareholder and Buyer agree to file IRS Forms 8023 and 8883 and all federal, state and local Tax Returns in accordance with such CBH Allocation. Shareholder and Buyer shall notify and provide the other with reasonable assistance in the event of an examination, audit or other Proceeding regarding the allocation determined pursuant to this Section 9.6. Shareholder and Buyer shall not take any position in any Tax Return, Tax Proceeding or audit that is inconsistent with such CBH Allocation.

9.7 SEC Compliance. To the extent requested by Buyer, NDTC and the Shareholder shall use commercially reasonable efforts to assist Buyer, upon reasonable request of Buyer, with respect to Buyer’s completion of any audit procedures necessary for Buyer to comply with its Securities and Exchange Commission filings required to be made in connection with the signing of this Agreement and the Closing, including causing each Company’s current accountants and auditors to cooperate with Buyer, provided however that Buyer pays any fees and expenses related thereto. The Companies and the Shareholder acknowledge that Buyer anticipates being required to file with the Securities and Exchange Commission up to two (2) prior years of audited and financial statements for the Business within sixty (60) days of the Closing Date and agrees to reasonably cooperate with Buyer to enable Buyer to meet the anticipated filing obligations.

9.8 Preservation and Access to Records After the Closing. Buyer shall, in the ordinary course of business and for as long as required by Law, keep and preserve all financial, medical, personnel records and other records of the Companies and relating to the Business, existing as of the Closing Date and which constitute a part of the Assets delivered to Buyer at Closing. Buyer acknowledges that as a result of entering into this Agreement and operating CBH it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Upon reasonable notice and in compliance with Law (including confidentiality Laws), Buyer will afford to the representatives of NDTC and Shareholder including its counsel and accountants, full and complete access to and copies of the records transferred to Buyer at Closing to respond to any, investigations, litigation and /or government requests. Buyer shall not destroy any such records except in material compliance with Law.

9.9 Health Care Plan Transition. From the Closing Date through midnight on June 30, 2005, NDTC will continue to maintain its health care plan and such health care plan shall continue to cover the employees transferred to CBH from NDTC pursuant to the Contribution and remain with the Company. NDTC will be reimbursed for the cost of continuing such coverage for the specified period as set forth in Section 9.9.

9.10 Employee Benefit Plan Transition. CBH shall not adopt, sponsor, maintain, contribute to or be required to contribute to any of the Employee Benefit Plans of NDTC. NDTC shall indemnify and hold harmless CBH and Buyer from any and all liabilities relating to the Employee Benefit Plans of NDTC. All employees of CBH shall be fully vested in all of their respective benefits (including contributions made on their behalf) under the Employee Benefit Plans at NDTC. NDTC shall take all reasonable and necessary actions to allow employees of CBH to receive a distribution of their benefits including all necessary and reasonable actions to allow the rollover of their benefits from NDTC’s tax-qualified retirement plan to a tax-qualified retirement plan adopted by CBH.

9.11 Accounts Receivable Covenant. The full amount of the Accounts Receivable shown on Schedule 2.2.3 shall be evidenced by a certificate issued by NDTC to CBH. NDTC shall continue to collect such Accounts Receivable using commercially reasonable efforts. NDTC covenants to collect, endorse over and deliver to CBH such Accounts Receivable, in full, on or before January 13, 2006. All collections under such Accounts Receivable shall be endorsed over and delivered to CBH within one business day following such collection. The obligations contained in this Section 9.11 are secured by a Security Agreement from NDTC to CBH dated the date hereof.

SECTION 10. INDEMNIFICATION

10.1 Indemnification by CBH, NDTC and Shareholder. CBH (prior to Closing only), NDTC and the Shareholder (together, the “Seller Group”) shall, jointly and severally, indemnify, defend and hold harmless Buyer, its officers, directors, employees, agents, representatives, subsidiaries, affiliates and Buyer’s successors and assigns (each a “Buyer Indemnified Party” or, collectively, “Buyer Indemnified Parties”) from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable attorney’s fees and court costs (“Loss”, or “Losses”), arising out of or caused by, directly or indirectly, any of the following; provided, the determination of the amount of Losses shall be made without regard to any materiality qualification (although determination of breaches shall be made with regard to materiality):

10.1.1 Any misrepresentation, breach or failure of any warranty or representation made by the Seller Group in or pursuant to this Agreement (without regard to any supplement to the disclosure schedules), it being the agreed intention of the parties that for purposes of this Section, in determining the accuracy of any representation or warranty made by any of the Seller Group in this Agreement, such representations and/or warranties shall be deemed to have been made without limitation based upon any standard of materiality, notwithstanding any language contained in any such Section that would otherwise have the effect of so limiting any representation or warranty set forth therein. It is understood by the parties that the representations and warranties made by the Seller Group in this Agreement survive until the Expiration Date (as set forth in Section 12.4 herein).

10.1.2 Any failure or refusal by any of the Seller Group to satisfy or perform any covenant, term or condition of this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by any or all of them.

10.1.3 Except to the extent reflected on the Actual Working Capital Statement, (i) any Taxes of the Companies for any Pre-Closing Tax Periods (including without limitation any Taxes under Section 9.6) and the portion through the end of the Closing Date for any Straddle Tax Period; and (ii) for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise. The right of the Buyer Indemnified Parties to indemnification under this Section 10.1 shall not be affected by the fact that such deficiency, adjustment or assessment is made against or imposed upon a member of the Buyer Indemnified Parties as a result of the fact that, after the Closing Date, CBH shall be included in the consolidated federal income tax returns filed by the Buyer Indemnified Parties.

10.1.4 Company Obligations and Obligations of the Companies constituting long-term debt (including any short term portion of long term debt)..

10.1.5 Any Proceeding against the Buyer Indemnified Parties by any Person arising out of or caused by, directly or indirectly, any act or omission of NDTC or CBH, or any of its equity holders, managers, officers, employees, agents or representatives, occurring at any time on or before the Closing Date.

10.1.6 Any Proceeding disclosed on Schedule 3.19.

10.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless CBH and the Shareholder (but the indemnification obligation benefiting CBH shall expire upon the occurrence of the Closing) and their respective officers, employees, agents, representatives (including executors, administrators and personnel representatives), subsidiaries, affiliaties and successors and assigns (each a “Seller Indemnified Party” or, collectively, “Seller Indemnified Parties”), from and against any and all Losses, arising out of or caused by, directly or indirectly, any of the following:

10.2.1 Any misrepresentation, breach or failure of any warranty or representation made by the Buyer in or pursuant to this Agreement, it being the agreed intention of the parties that for purposes of this Section, in determining the accuracy of any representation or warranty made by the Buyer in this Agreement, such representations and/or warranties shall be deemed to have been made without limitation based upon any standard of materiality, notwithstanding any language contained in any such Section that would otherwise have the effect of so limiting any representation or warranty set forth therein. It is understood by the parties that the representations and warranties made by the Buyer in this Agreement survive until the Expiration Date (as set forth in Section 12.4 herein).

10.2.2 Any material failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by it.

10.2.3 Any Proceeding against either Company by any Person not arising out of or caused by, directly or indirectly, any act or omission of Company, or any of his agents or representatives, occurring at any time after the Closing Date.

10.3 Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which Buyer or the Seller Group, as the case may be, (the “Indemnitee”) is entitled to indemnification from the Seller Group or Buyer, as the case may be, (the “Indemnitor”) under Section 10.1:

10.3.1 Within thirty (30) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents.

10.3.2 If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (“Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a Material Adverse Effect on the Indemnitee, its business or financial condition, or its relationship with any patient, Referral Source, prospect, supplier, payer, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

10.3.3 All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within ten (10) business days after a final Judgment (after allowing Indemnitor the option of exhausting all possible appeals) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed. If the amounts owed by the Indemnitor to the Indemnitee are not paid when due, interest shall accrue on such amount at the rate of six percent (6%) per annum compounded until paid in full.

10.4 Limits on Indemnification. The maximum liability that Buyer or the Seller Group, as applicable, may have with respect to claims for indemnification under Sections 10.2 and 10.1, respectively, will be an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000.00) plus the amount of the difference between (x) the Required Amount and (y) the Final Working Capital (if a positive amount) (for example and for the avoidance of doubt, if the Final Working Cap is $557,350, the Indemnification Cap is $5,500,000) (the “Indemnification Cap”), other than with respect to matters involving (i) fraud or misrepresentation, (ii) Authority (under Section 3.2.1 only); (iii) Questionable Payments, (iv) Title to Equity (v) Obligations of NDTC under Section 9.11 and (vi) Obligations of the the Companies and the Shareholder for fees, costs and expenses associated with the Transaction, including legal, accounting, investment banking fees, costs and expenses and any employee bonus payments (collectively, the “Carve-outs”). The Buyer and the Seller Group shall not be required to indemnify and hold harmless for Losses until the aggregate amount of Losses accruing against the Buyer on one hand and the Sellers Group on the other hand, exceeds One Hundred Thousand Dollars ($100,000.00) (the “Threshold Amount”), after which the responsible party or parties shall be obligated for all Losses, as applicable, without regard to the Threshold Amount; provided however that the Threshold Amount shall not apply to Losses resulting from the Carve-outs; and provided further that the Threshold Amount shall equal Two Hundred and Fifty Thousand Dollars ($250,000.00) with regard to Losses resulting from breaches of Section 3.6 relating to solely to the December 31, 2004 statement of earnings.

10.5 Set-Off of Claims for Losses Against Note or Common Stock. In addition to all other available remedies, Buyer shall first deduct the amount of Losses from the principal balance under the Note or assert its rights against the Common Stock under the Pledge Agreement to satisfy any Indemnification Matters or Losses under this Section 10.

SECTION 11. INTENTIONALLY OMITTED

SECTION 12. OTHER PROVISIONS

12.1 Publicity. At all times before the Closing Date, without the prior written consent (which consent shall not be unreasonably withheld) of the other parties hereto, none of the parties hereto shall issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prevent any party hereto, at any time, from furnishing any required information to any Government Body or from issuing any announcement, press release, public statement or other information to the press or any third party with respect to the Agreement or the transaction contemplated hereby (after consulting with the other parties hereto at least one day prior to furnishing such information or issuing such announcement, press release or public statement) if required by Law or any stock exchange or inter-dealer quotation system on which the securities of a party are traded.

12.2 Fees and Expenses. Except with respect to indemnification claims which shall be governed by Section 10, Buyer shall pay all of the fees and expenses incurred by it (including the fees of its broker), and Companies shall pay all of the fees and expenses incurred by the Companies and the Shareholder, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.

12.3 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to the Shareholder, NDTC and CBH (prior to the Closing) shall be sent to their respective addresses stated on page one of this Agreement or the Schedules (as applicable), with a copy sent simultaneously to the same address to the attention of James P. Kimmel Jr., Esquire at 832 Meadowview Drive, Kennett Square, PA 19348. Notices to Buyer shall be sent to Buyer’s address stated on page one of this Agreement to the attention of Fred Furman, Esquire, General Counsel, with a copy sent simultaneously to Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, Attention: Thomas Dwyer, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.3, provided that any such change of address notice shall not be effective unless and until received.

12.4 Survival. All representations and warranties made by any party hereto pursuant to the terms of this Agreement or any Ancillary Document (as defined herein) and any rights to indemnification for a breach of a representation or warranty shall survive until the third anniversary of the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties made by CBH to Buyer and by Buyer to CBH terminate upon Closing and the representations and warranties made by NDTC or the Shareholder relating to the Carve-outs shall extend for their respective statutes of limitation plus ninety (90) days. All statements of fact contained in this Agreement (and the schedules and exhibits hereto) or in any certificate, document, agreement or statement (including without limitation the Financial Statements) delivered pursuant hereto or in connection with the consummation of the transactions contemplated hereby (collectively, the “Ancillary Documents”) shall be deemed representations and warranties. The obligations under Section 9.11 shall terminate upon termination in accordance with the Security Agreement.

12.5 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

12.6 Reliance by Buyer. Notwithstanding the right of Buyer to investigate the business, Assets and financial condition of the Companies and the Shareholder , and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Companies and the Shareholder in this Agreement or pursuant hereto. The representations and warranties are bargained for assurances.

12.7 Reliance by the Companies and Shareholder. Notwithstanding the right of the Companies and Shareholder to investigate the business, Assets and financial condition of the Companies and the Shareholder, and notwithstanding any knowledge obtained or obtainable by the Companies and the Shareholder as a result of such investigation, the Companies and the Shareholder have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Buyer in this Agreement or pursuant hereto. The representations and warranties are bargained for assurances.

12.8 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Nothing contained in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Indemnitee under any of the agreements contemplated by this Agreement.

12.9 Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer, each Company and the Shareholder and their respective successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties; provided, however, that, without the consent of any other party hereto, Buyer may assign or otherwise transfer this Agreement (and any other agreements delivered pursuant hereto) (x) to its lender in connection with Buyer’s financing of the transactions contemplated hereunder, (y) to a wholly owned subsidiary of the Buyer or (z) to a purchaser of substantially all its assets.

12.10 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

12.11 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

12.13 Section Headings. Section and sub-Section headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

12.14 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

12.15 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

12.16 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in Philadelphia, Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Philadelphia, Pennsylvania, (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.3, and (d) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

12.17 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any client, payer, Referral Source, prospect, supplier, employee, contractor, salesman, agent or representative of either Company.

12.18 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the day and year first above written.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Fletcher J. McCusker
Name:	Fletcher J. McCusker
Title:	Chief Executive Officer

CHILDREN’S BEHAVIORAL HEALTH, INC.

By:	/s/ Larry J. Nulton
Name:	Larry J. Nulton
Title:	President

NULTON DIAGNOSTIC & TREATMENT CENTER, P.C.

By:	/s/ Larry J. Nulton
Name:	Larry J. Nulton
Title:	President

/s/ Larry J. Nulton
LARRY J. NULTON, Ph.D, as an Individual

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

The following schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2). The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.

Schedule 2.2.3(a)

Estimated Working Capital

Schedule 3.1

Corporate Information for CBH

Schedule 3.2

Notices and Consents

Schedule 3.3

Capital Structure of Children’s Behavioral Health, Inc.

Schedule 3.4

Financial Records/Bank Accounts

Schedule 3.5

Judgments, Permits and Consents

Schedule 3.6.2

Financial Statements

Schedule 3.7.1

Assets

Schedule 3.7.2

Material Assets Leased or Licensed to CBH

Schedule 3.7.3

Assets Subject to Encumbrances

Schedule 3.7.4

Material Assets Not Listed on Schedule 3.7.1

Schedule 3.7.5

Assets Original to CBH

Schedule 3.7.6

Assets That Will be Commonly Used by CBH and NDTC Following Contribution

Schedule 3.8

Obligations

Schedule 3.9

Operations Since the Unaudited Balance Sheet Date

Schedule 3.11

Tangible Property Subject to Encumbrances or Not Located at CBH Facilities

Schedule 3.12.2

Leased Real Property (CBH, Inc.)

Schedule 3.12.4

Pending Zoning Proceeding

Schedule 3.13

Software and Other Intangibles

Schedule 3.13.2

Software and Other Intangibles with Restrictions on Use

Schedule 3.13.6

Internet Domain Names

Schedule 3.14

CBH Contracts

Schedule 3.15

Employee Information

Schedule 3.16

Employee Benefit Plans

2

Schedule 3.17

Clients, Payors and Suppliers

Schedule 3.18

Tax Returns

Schedule 3.19

Judgments

Schedule 3.20

Insurance Policies

Schedule 3.21

Environmental Issues

Schedule 3.23.1

Permits Applicable to the Business

Schedule 3.24

Referral Arrangements

Schedule 3.25

Service Facilities: Behavioral Health Rehabilitative Services (BHRS) &

Cambria Partial—Nulton Diagnostic (as of 11-30-04)

Schedule 3.26

Related Party Transactions

Schedule 3.27

Brokerage Fees

Exhibit 2.2.2.2

Form of Note

Exhibit 2.2.2.3(a)

3

Form of Pledge Agreement

Exhibit 2.2.2.3(b)

Form of Registration Rights Agreement

Exhibit 6.6

Contribution Agreement

Exhibit 8.1.6

Pledge Agreement

Exhibit 9.6

Allocation Methodology

4